Exhibit 4.20

Dated 14 August 2002

TSAKOS ENERGY NAVIGATION LIMITED

as Borrower

- and -

THE BANKS AND FINANCIAL INSTITUTIONS

listed in Schedule 1

as Lenders

- and -

DEUTSCHE SCHIFFSBANK AKTIENGESELLSCHAFT

as Swap Bank

- and -

DEUTSCHE SCHIFFSBANK AKTIENGESELLSCHAFT

HAMBURGISCHE LANDESBANK GIROZENTRALE

as Arrangers

- and -

DEUTSCHE SCHIFFSBANK AKTIENGESELLSCHAFT

as Agent

and as Security Trustee

LOAN AGREEMENT

relating to

a secured revolving credit facility of US$129,000,000

in connection with the financing of Hull Nos. S-138, S-139 and S-140 at Samho Heavy Industries Co., Ltd. and

Hull No. S-1388 at Imabari Shipbuilding Co., Ltd.

WATSON, FARLEY & WILLIAMS

London

INDEX

Clause		Page

1	INTERPRETATION	1

2	FACILITY	14

3	POSITION OF THE LENDERS, THE SWAP BANK AND THE MAJORITY LENDERS	14

4	DRAWDOWN	16

5	INTEREST	17

6	INTEREST PERIODS	19

7	DEFAULT INTEREST	20

8	FACILITY REDUCTION, REPAYMENT AND PREPAYMENT	21

9	CONDITIONS PRECEDENT	24

10	REPRESENTATIONS AND WARRANTIES	25

11	GENERAL UNDERTAKINGS	27

12	CORPORATE UNDERTAKINGS	30

13	INSURANCE	32

14	SHIP COVENANTS	37

15	SECURITY COVER	41

16	PAYMENTS AND CALCULATIONS	42

17	APPLICATION OF RECEIPTS	44

18	APPLICATION OF EARNINGS	45

19	EVENTS OF DEFAULT	45

20	FEES AND EXPENSES	49

21	INDEMNITIES	50

22	NO SET-OFF OR TAX DEDUCTION	52

23	ILLEGALITY, ETC	53

24	INCREASED COSTS	53

25	SET-OFF	55

26	TRANSFERS AND CHANGES IN LENDING OFFICES	55

27	VARIATIONS AND WAIVERS	58

28	NOTICES	59

29	SUPPLEMENTAL	60

30	LAW AND JURISDICTION	60

SCHEDULE 1 LENDERS AND COMMITMENTS		62

SCHEDULE 2 DRAWDOWN NOTICE		63

SCHEDULE 3 CONDITION PRECEDENT DOCUMENTS		64

SCHEDULE 4 TRANSFER CERTIFICATE		67

SCHEDULE 5 REDUCTION OF TOTAL COMMITMENTS		71

SCHEDULE 6 DESIGNATION NOTICE		72

EXECUTION PAGE		73

THIS LOAN AGREEMENT is made on 14 August 2002

BETWEEN:

(1)	TSAKOS ENERGY NAVIGATION LIMITED, as Borrower;

(2)	THE BANKS AND FINANCIAL INSTITUTIONS listed in Schedule 1, as Lenders;

(3)	DEUTSCHE SCHIFFSBANK AKTIENGESELLSCHAFT, acting through its office at Domshof 17, 28195 Bremen, Germany as Swap Bank;

(4)	DEUTSCHE SCHIFFSBANK AKTIENGESELLSCHAFT and HAMBURGISCHE LANDESBANK GIROZENTRALE, as Arrangers;

(5)	DEUTSCHE SCHIFFSBANK AKTIENGESELLSCHAFT, acting through its office at Domshof 17, 28195 Bremen, Germany, as Agent; and

(6)	DEUTSCHE SCHIFFSBANK AKTIENGESELLSCHAFT, acting through its office at Domshof 17, 28195 Bremen, Germany, as Security Trustee.

WHEREAS:

(A)	The Lenders have agreed to make available to the Borrower a secured revolving credit facility of $129,000,000 for the purpose of:

(i)	as to $32,118,000, initially financing part of the purchase price of $45,945,000 of Hull No. S-138 at Samho Heavy Industries Co., Ltd.;

(ii)	as to $32,597,000, initially financing part of the purchase price of $46,634,000 of Hull No. S-139 at Samho Heavy Industries Co., Ltd.;

(iii)	as to $27,360,000, initially financing part of the purchase price of $39,100,000 of Hull No. S-1388 at Imabari Shipbuilding Co., Ltd.;

(iv)	as to $36,925,000, initially financing part of the cost of acquisition of $52,750,000 of Hull No. S-140 at Samho Heavy Industries Co., Ltd.;

(v)	to the extent initially borrowed for the purposes listed in paragraphs (i), (ii), (iii) and (iv) of this Recital and prepaid, reborrowing for general working capital purposes.

(B)	The Swap Bank may from time to time enter into interest rate swap transactions with the Borrower to hedge part of the Borrower’s exposure under this Agreement to interest rate fluctuations.

(C)	The Lenders and the Swap Bank have agreed to share pari passu in the security to be granted to the Security Trustee pursuant to this Agreement.

IT IS AGREED as follows:

1	INTERPRETATION

1.1	Definitions. Subject to Clause 1.5, in this Agreement:

“Advance” means the principal amount of each borrowing by the Borrower under this Agreement or, as the case may be, the principal amount of that portion of each borrowing by the Borrower under this Agreement for which the Borrower selects an Interest Period of a particular duration;

“Affected Lender” has the meaning given in Clause 5.7;

“Agency and Trust Agreement” means the agency and trust agreement dated the same date as this Agreement and entered into between the Borrower, the Lenders, the Swap Bank, the Agent and the Security Trustee;

“Agent” means Deutsche Schiffsbank Aktiengesellschaft, in its capacity as agent for the Lenders and the Swap Bank under the Finance Documents, or any successor of it in such capacity appointed under clause 5 of the Agency and Trust Agreement;

“Approved Broker” means each of H. Clarkson & Company Limited, Simpson Spence & Young, R.S. Platou AS, Braemar Shipbrokers Limited and Galbraith’s Limited;

“Approved Manager” means, in relation to each Ship, Tsakos Energy Management Limited as manager and Tsakos Shipping & Trading S.A. as sub-manager or, in either case, any other company which the Agent may approve from time to time as the manager or, as the case may be, the sub-manager of the Ships;

“Arrangers” means, together, Deutsche Schiffsbank Aktiengesellschaft and Hamburgische Landesbank Girozentrale;

“Availability Period” means the period commencing on the date of this Agreement and ending on the date falling 1 month before the final Repayment Date (or, if earlier, the date on which the Total Commitments are fully cancelled or terminated);

“Borrower” means Tsakos Energy Navigation Limited, a limited liability company incorporated as an exempt company in Bermuda whose registered office is at Bermuda Commercial Bank Building, 44 Church Street, Hamilton HM12, Bermuda (and includes its successors);

“Borrower’s Group” means the Borrower and each of its subsidiaries;

“Builder” means:

(a)	in relation to Newbuilding S-138, Newbuilding S-139 and Newbuilding S-140, Samho Heavy Industries Co., Ltd., a company incorporated in the Republic of Korea whose principal office is at 1700, Yongdang-Ri, Samho-Myun, Youngam-Gun, Chollanam-Do, Korea; and

(b)	in relation to Newbuilding S-1388, Imabari Shipbuilding Co., Ltd., a company incorporated in Japan whose principal office is at 4-52, 1-chome, Koura-Cho, Imabari City, Ehime Prefecture, Japan;

“Business Day” means a day on which banks are open in London, Bremen, Athens and, in respect of a day on which a payment is required to be made under a Finance Document, also in New York City;

“Commitment” means, in relation to a Lender, the amount set opposite its name in Schedule 1, or, as the case may require, the amount specified in the relevant Transfer Certificate, as that amount may be reduced, cancelled or terminated in accordance with this Agreement;

“Confirmation” and “Early Termination Date”, in relation to any continuing Designated Transaction, have the meanings given in the Master Agreement;

“Consolidated Accounts” means the consolidated accounts of the Borrower’s Group delivered or to be delivered by the Borrower to the Agent pursuant to and in accordance with Clause 11.6;

“Contractual Currency” has the meaning given in Clause 21.5;

“Contribution” means, in relation to a Lender, the part of the Loan which is owing to that Lender;

“Creditor Party” means the Agent, the Security Trustee, the Arrangers, any Lender or the Swap Bank, whether as at the date of this Agreement or at any later time;

“Designated Transaction” means a Transaction which fulfils the following requirements:

(a)	it is entered into by the Borrower pursuant to the Master Agreement with the Swap Bank;

(b)	its purpose is the hedging of the Borrower’s exposure under this Agreement to fluctuations in LIBOR arising from the funding of the Loan (or any part thereof) for a period expiring no later than the final Repayment Date; and

(c)	it is designated by the Borrower, by delivery by the Borrower to the Agent of a notice of designation in the form set out in Schedule 6, as a Designated Transaction for the purposes of the Finance Documents;

“Distribution” means the declaration or payment of any dividend of any kind (other than by way of stock or shares in the Borrower or similar instruments) or the making of any distribution (other than by way of stock or shares in the Borrower or similar instruments) on any of its stock or shares;

“Dollars” and “$” means the lawful currency for the time being of the United States of America;

“Drawdown Date” means, in relation to an Advance, the date requested by the Borrower for the Advance to be made, or (as the context requires) the date on which the Advance is actually made;

“Drawdown Notice” means a notice in the form set out in Schedule 2 (or in any other form which the Agent approves or reasonably requires);

“Earnings” means, in relation to each Ship, all moneys whatsoever which are now, or later become, payable (actually or contingently) to the Owner of that Ship or the Security Trustee and which arise out of the use or operation of that Ship, including (but not limited to):

(a)	all freight, hire and passage moneys, compensation payable to the Owner of that Ship or the Security Trustee in the event of requisition of that Ship for hire, remuneration for salvage and towage services, demurrage and detention moneys and damages for breach (or payments for variation or termination) of any charterparty or other contract for the employment of that Ship;

(b)	all moneys which are at any time payable under Insurances in relation to that Ship in respect of loss of earnings; and

(c)	if and whenever that Ship is employed on terms whereby any moneys falling within paragraphs (a) or (b) above are pooled or shared with any other person,

that proportion of the net receipts of the relevant pooling or sharing arrangement which is attributable to that Ship;

“Environmental Claim” means:

(a)	any claim by any governmental, judicial or regulatory authority which arises out of an Environmental Incident or an alleged Environmental Incident or which relates to any Environmental Law; or

(b)	any claim by any other person which relates to an Environmental Incident or to an alleged Environmental Incident;

and “claim” means a claim for damages, compensation, fines, penalties or any other payment of any kind whether or not similar to the foregoing; an order or direction to take, or not to take, certain action or to desist from or suspend certain action; and any form of enforcement or regulatory action, including the arrest or attachment of any asset;

“Environmental Incident” means, in relation to each Ship:

(a)	any release of Environmentally Sensitive Material from that Ship; or

(b)	any incident in which Environmentally Sensitive Material is released from a vessel other than that Ship and which involves a collision between that Ship and such other vessel or some other incident of navigation or operation, in either case, in connection with which that Ship is actually or potentially liable to be arrested, attached, detained or injuncted and/or that Ship and/or the Owner of that Ship and/or any operator or manager of it is at fault or allegedly at fault or otherwise liable to any legal or administrative action; or

(c)	any other incident in which Environmentally Sensitive Material is released otherwise than from that Ship and in connection with which that Ship is actually or potentially liable to be arrested and/or where the Owner of that Ship and/or any operator or manager of it is at fault or allegedly at fault or otherwise liable to any legal or administrative action;

“Environmental Law” means any law relating to pollution or protection of the environment, to the carriage of Environmentally Sensitive Material or to actual or threatened releases of Environmentally Sensitive Material;

“Environmentally Sensitive Material” means oil, oil products and any other substance (including any chemical, gas or other hazardous or noxious substance) which is (or is capable of being or becoming) polluting, toxic or hazardous;

“Event of Default” means any of the events or circumstances described in Clause 19.1;

“Finance Documents” means:

(a)	this Agreement;

(b)	the Agency and Trust Agreement;

(c)	the Guarantees;

(d)	the Mortgages;

(e)	the General Assignments;

(f)	the Reinsurances Assignments;

(g)	the Master Agreement Assignment; and

(h)	any other document (whether creating a Security Interest or not) which is executed at any time by the Borrower, any Owner or any other person as security for, or to establish any form of subordination or priorities arrangement in relation to, any amount payable to the Lenders and/or the Swap Bank under this Agreement or any of the documents referred to in this definition;

“Financial Indebtedness” means, in relation to a person (the “debtor”), a liability of the debtor:

(a)	for principal, interest or any other sum payable in respect of any moneys borrowed or raised by the debtor;

(b)	under any loan stock, bond, note or other security issued by the debtor;

(c)	under any acceptance credit, guarantee or letter of credit facility made available to the debtor;

(d)	under a financial lease, a deferred purchase consideration arrangement or any other agreement having the commercial effect of a borrowing or raising of money by the debtor;

(e)	under any interest or currency swap or any other kind of derivative transaction entered into by the debtor; or

(f)	under a guarantee, indemnity or similar obligation entered into by the debtor in respect of a liability of another person which would fall within (a) to (e) if the references to the debtor referred to the other person;

“Financial Year” means, in relation to the Borrower’s Group, each period of 1 year commencing on 1 January in respect of which its audited Consolidated Accounts are or ought to be prepared;

“General Assignment” means, in relation to each Ship, a general assignment of the Earnings, the Insurances and any Requisition Compensation of that Ship in the agreed form;

“Guarantee” means, in relation to each Owner, a guarantee by that Owner of the Borrower’s liabilities under this Agreement, the other Finance Documents and the Master Agreement in the agreed form;

“IGAAP” means generally accepted international accounting principles as from time to time set forth by the statements of International Account Standards issued by the International Accounting Standards Committee;

“Insurances” means, in relation to each Ship:

(a)	all policies and contracts of insurance, including entries of that Ship in any protection and indemnity or war risks association, which are effected in respect of that Ship, her Earnings or otherwise in relation to her; and

(b)	all rights and other assets relating to, or derived from, any of the foregoing, including any rights to a return of a premium;

“Interest Period” means a period determined in accordance with Clause 6;

“ISM Code” means, in relation to its application to each Owner, the Ship owned by that Owner and its operation:

(a)	‘The International Management Code for the Safe Operation of Ships and for Pollution Prevention’, currently known or referred to as the ‘ISM Code’, adopted by the Assembly of the International Maritime Organisation by Resolution A.741(18) on 4 November 1993 and incorporated on 19 May 1994 into chapter IX of the International Convention for the Safety of Life at Sea 1974 (SOLAS 1974); and

(b)	all further resolutions, circulars, codes, guidelines, regulations and recommendations which are now or in the future issued by or on behalf of the International Maritime Organisation or any other entity with responsibility for implementing the ISM Code, including without limitation, the ‘Guidelines on implementation or administering of the International Safety Management (ISM) Code by Administrations’ produced by the International Maritime Organisation pursuant to Resolution A.788(19) adopted on 25 November 1995, as the same may be amended, supplemented or replaced from time to time;

“ISM Code Documentation” includes, in relation to each Ship:

(a)	the document of compliance (DOC) and safety management certificate (SMC) issued pursuant to the ISM Code in relation to that Ship within the periods specified by the ISM Code; and

(b)	all other documents and data which are relevant to the ISM SMS and its implementation and verification which the Agent may require; and

(c)	any other documents which are prepared or which are otherwise relevant to establish and maintain that Ship’s compliance or the compliance of the Owner of that Ship with the ISM Code which the Agent may require;

“ISM Responsible Person” means, in relation to each Ship:

(a)	each and every person who has assumed responsibility for the operation of that Ship and has agreed to take over or is required to assume responsibility for the performance or observance of the duties and responsibilities imposed by the ISM Code; and

(b)	each and every person ashore who is a ‘designated person’ for the purposes of the ISM Code with direct access to the highest level of management of that Ship’s owner or operator and who, in that capacity, has under the ISM Code responsibility and authority which includes:

(i)	monitoring the safety and pollution prevention aspects of the operation of that Ship; and

(ii)	ensuring that adequate resources and shore-based support are supplied,

as required under the ISM Code;

“ISM SMS” means, in relation to each Ship, the safety management system for that Ship which is required to be developed, implemented and maintained by the Owner of that Ship under the ISM Code;

“Lender” means, subject to Clause 26.6:

(a)	a bank or financial institution listed in Schedule 1 and acting through its branch indicated in Schedule 1 (or through another branch notified to the Agent under Clause 26.14) unless it has delivered a Transfer Certificate or Certificates covering the entire amounts of its Commitment and its Contribution; and

(b)	the holder for the time being of a Transfer Certificate;

(and includes their respective successors);

“LIBOR” means, for an Interest Period:

(a)	the rate per annum equal to the offered quotation for deposits in Dollars for a period equal to, or as near as possible equal to, the relevant Interest Period which appears on Telerate Page 3750 at or about 11.00am (London time) on the Quotation Date for that Interest Period (and, for the purposes of this Agreement, “Telerate Page 3750” means the display designated as “Page 3750” on the Telerate Service or such other page as may replace Page 3750 on that service for the purpose of displaying rates comparable to that rate or on such other service as may be nominated by the British Bankers’ Association as the information vendor for the purpose of displaying British Bankers’ Association Interest Settlement Rates for Dollars); or

(b)	if no rate is quoted on Telerate Page 3750, the rate per annum determined by the Agent to be the arithmetic mean (rounded upwards, if necessary, to the nearest one-sixteenth of one per cent.) of the rates per annum notified to the Agent by each Reference Bank as the rate at which deposits in Dollars are offered to that Reference Bank by leading banks in the London Interbank Market at that Reference Bank’s request at or about 11.00a.m. (London time) on the Quotation Date for that Interest Period for a period equal to that Interest Period and for delivery on the first Business Day of it;

“Loan” means the principal amount for the time being outstanding under this Agreement;

“Major Casualty” means, in relation to each Ship, any casualty to that Ship in respect of which the claim or the aggregate of the claims against all insurers, before adjustment for any relevant franchise or deductible, exceeds $1,000,000 or the equivalent in any other currency;

“Majority Lenders” means Lenders whose Commitments total 66 2/3 per cent. of the Total Commitments;

“Margin” means:

(a)	1.175 per cent. per annum, if the ratio of Total Debt to Total Assets of the Borrower’s Group equals or is less than 0.60 to 1.00; or

(b)	1.225 per cent. per annum, if the ratio of Total Debt to Total Assets of the Borrowers Group is more than 0.60 to 1.00 but equals or is less than 0.65 to 1.00; and

(c)	1.25 per cent. per annum, otherwise;

“Master Agreement” means the master agreement (on the 1992 ISDA (Multicurrency-Crossborder) form) dated the same date as this Agreement and entered into between the Borrower and the Swap Bank and includes all Designated Transactions from time to time entered into and Confirmations of Designated Transactions from time to time exchanged under the said master agreement;

“Master Agreement Assignment” means an assignment of the Borrower’s rights under the Master Agreement and each Designated Transaction entered into under it in agreed form;

“Mortgage” means, in relation to each Ship, the first preferred Greek mortgage on that Ship executed or to be executed by the Owner of it in favour of the Lenders in agreed form;

“Negotiation Period” has the meaning given in Clause 5.10;

“Net Income” means in relation to each Financial Year of the Borrower the aggregate income of the Borrower’s Group appearing in the Consolidated Accounts for such Financial Year less the aggregate of:

(a)	the amounts incurred by the Borrower’s Group during such Financial Year as expenses of their business (including, without limitation, vessel and voyage expenses, commissions, vessel running expenses (including, but not limited to voyage, operating, repair, insurance, victualling and other related expenses), management fees, Board of Directors fees and general and administration expenses);

(b)	depreciation, amortisation and interest expense;

(c)	taxes; and

(d)	other items charged to the Borrower’s consolidated profit and loss account for the relevant Financial Year;

“Newbuilding S-138” means the 164,000 DWT class crude oil carrier under construction by the relevant Builder for Juliet Shipping Company Limited and known during construction as Hull No. 138 (and on delivery to be named “DECATHLON”);

“Newbuilding S-139” means the 164,000 DWT class crude oil carrier under construction by the relevant Builder for Rigoletto Shipping Company Limited and known during construction as Hull No. 139 (and on delivery to be named “PENTATHLON”);

“Newbuilding S-140” means the 164,000 DWT class crude oil carrier under construction by the relevant Builder for Figaro Shipping Company Limited and known during construction as Hull No. 140 (and on delivery to be named “TRIATHLON”);

“Newbuilding S-1388” means the 107,000 DWT class crude oil carrier under construction by the relevant Builder for Bosphorus Shipping Company Limited known during construction as Hull No. 1388 (and on delivery to be named “MARATHON”);

“Owner” means:

(a)	in relation to Newbuilding S-138, Juliet Shipping Company Limited;

(b)	in relation to Newbuilding S-139, Rigoletto Shipping Company Limited;

(c)	in relation to Newbuilding S-140, Figaro Shipping Company Limited; and

(d)	in relation to Newbuilding S-1388, Bosphorus Shipping Company Limited,

each a company incorporated in Liberia having its registered office at 80 Broad Street, Monrovia, Liberia and, in the plural, means all of them;

“Payment Currency” has the meaning given in Clause 21.5;

“Pertinent Jurisdiction”, in relation to a company, means:

(a)	England and Wales;

(b)	the country under the laws of which the company is incorporated or formed;

(c)	a country in which the company’s central management and control is or has recently been exercised;

(d)	a country in which the overall net income of the company is subject to corporation tax, income tax or any similar tax;

(e)	a country in which assets of the company (other than securities issued by, or loans to, related companies) having a substantial value are situated, in which the company maintains a permanent place of business, or in which a Security Interest created by the company must or should be registered in order to ensure its validity or priority; and

(f)	a country the courts of which have jurisdiction to make a winding up, administration or similar order in relation to the company or which would have such jurisdiction if their assistance were requested by the courts of a country referred to in paragraphs (b) or (c) above;

“Potential Event of Default” means an event or circumstance which, with the giving of any notice, the lapse of time, a determination of the Majority Lenders and/or the satisfaction of any other condition, would constitute an Event of Default;

“Quotation Date” means, in relation to any Interest Period (or any other period for which an interest rate is to be determined under any provision of a Finance Document), the day on which quotations would ordinarily be given by leading banks in the London Interbank Market for deposits in Dollars for delivery on the first day of that Interest Period or other period;

“Reference Banks” means, subject to Clause 26.16, the lending branches of Deutsche Schiffsbank Aktiengesellschaft and Hamburgische Landesbank Girozentrale;

“Reinsurances Assignment” means, in relation to each Ship, an assignment of any reinsurances of the Insurances of the Ship in agreed form;

“Relevant Person” has the meaning given in Clause 19.9;

“Repayment Date” means each of the dates on which a reduction of the Total Commitments is (or is required to be) made under Clause 8;

“Requisition Compensation” includes all compensation or other moneys payable by reason of any act or event such as is referred to in paragraph (b) of the definition of “Total Loss”;

“Secured Liabilities” means all liabilities which the Borrower, the Owners, the other Security Parties or any of them have, at the date of this Agreement or at any later time or times, under or by virtue of the Finance Documents or the Master Agreement or any judgement relating to the Finance Documents or the Master Agreement; and for this purpose, there shall be disregarded any total or partial discharge of these liabilities, or variation of their terms, which is effected by, or in connection with, any bankruptcy, liquidation, arrangement or other procedure under the insolvency laws of any country;

“Security Interest” means:

(a)	a mortgage, charge (whether fixed or floating) or pledge, any maritime or other lien or any other security interest of any kind;

(b)	the rights of the plaintiff under an action in rem in which the vessel concerned has been arrested or a writ has been issued or similar step taken; and

(c)	any arrangement entered into by a person (A) the effect of which is to place another person (B) in a position which is similar, in economic terms, to the position in which B would have been had he held a security interest over an asset of A;

but this definition does not apply to a right of set off or combination of accounts conferred by the standard terms of business of a bank or financial institution;

“Security Party” means each of the Owners and any other person (except a Creditor Party) who, as a surety or mortgagor, as a party to any subordination or priorities arrangement, or in any similar capacity, executes a document falling within the last paragraph of the definition of “Finance Documents”;

“Security Period” means the period commencing on the date of this Agreement and ending on the date on which the Agent notifies the Borrower, the Security Parties, the Lenders and the other Creditor Parties (which notice the Agent shall give when the conditions set out below are satisfied) that:

(a)	all amounts which have become due for payment by the Borrower or any Security Party under the Finance Documents and the Master Agreement have been paid and the Total Commitments have been reduced to zero;

(b)	no amount is owing or has accrued (without yet having become due for payment) under any Finance Document or the Master Agreement;

(c)	neither the Borrower nor any Security Party has any future or contingent liability under Clause 20, 21 or 22 or any other provision of this Agreement or another Finance Document or the Master Agreement; and

(d)	the Agent, the Security Trustee and the Majority Lenders do not consider that there is a significant risk that any payment or transaction under a Finance Document or the Master Agreement would be set aside, or would have to be reversed or adjusted, in any present or possible future bankruptcy of the Borrower or a Security Party or in any present or possible future proceeding relating to a Finance Document or the Master Agreement or any asset covered (or previously covered) by a Security Interest created by a Finance Document;

“Security Trustee” means Deutsche Schiffsbank Aktiengesellschaft, in its capacity as security trustee for the Lenders and the Swap Bank under the Finance Documents, or any successor of it in such capacity appointed under clause 5 of the Agency and Trust Agreement;

“Ship” means each of Newbuilding S-138, Newbuilding S-139, Newbuilding S-140 and Newbuilding S-1388;

“Shipbuilding Contract” means:

(a)	in relation to Newbuilding S-138, the contract dated 10 April 2000 entered into between the relevant Builder and Juliet Shipping Company Limited;

(b)	in relation to Newbuilding S-139, the contract dated 29 May 2000 entered into between the relevant Builder and Rigoletto Shipping Company Limited;

(c)	in relation to Newbuilding S-140, the contract dated 7 June 2000 entered into between the relevant Builder and Figaro Shipping Company Limited; and

(d)	in relation to Newbuilding S-1388, the contract dated 30 March 2001 entered into between the relevant Builder and Bosphorus Shipping Company Limited,

as each such contract may be amended and/or supplemented from time to time;

“Swap Bank” means Deutsche Schiffsbank Aktiengesellschaft in its capacity as a party to the Master Agreement;

“Swap Exposure” means, as at any relevant date, the amount certified by the Swap Bank to the Agent to be the aggregate net amount in Dollars which would be payable by the Borrower to the Swap Bank under (and calculated in accordance with Section 6(e) (Payments on Early Termination) of) the Master Agreement if an Early Termination Date had occurred on the relevant date in relation to all continuing Designated Transactions;

“Total Commitments” means the aggregate of the Commitments of all the Lenders;

“Total Loss” means, in relation to each Ship:

(a)	actual, constructive, compromised, agreed or arranged total loss of that Ship;

(b)	any expropriation, confiscation, requisition or acquisition of that Ship, whether for full consideration, a consideration less than her proper value, a nominal consideration or without any consideration, which is effected by any government or official authority or by any person or persons claiming to be or to represent a government or official authority, excluding a requisition for hire for a fixed period not exceeding one year without any right to an extension;

(c)	any condemnation of that Ship by any tribunal or by any person or person claiming to be a tribunal; and

(d)	any arrest, capture, seizure or detention of that Ship (including any hijacking or theft) unless she is within 30 days redelivered to the full control of the Owner of that Ship;

“Total Loss Date” means, in relation to each Ship:

(a)	in the case of an actual loss of that Ship, the date on which it occurred or, if that is unknown, the date when that Ship was last heard of;

(b)	in the case of a constructive, compromised, agreed or arranged total loss of that Ship, the earliest of:

(i)	the date on which a notice of abandonment is given to the insurers; and

(ii)	the date of any compromise, arrangement or agreement made by or on behalf of the Owner of that Ship with that Ship’s insurers in which the insurers agree to treat that Ship as a total loss; and

(c)	in the case of any other type of total loss, on the date (or the most likely date) on which it appears to the Agent that the event constituting the total loss occurred;

“Transaction” has the meaning given in the Master Agreement;

“Transfer Certificate” has the meaning given in Clause 26.2; and

“Trust Property” has the meaning given in clause 3.1 of the Agency and Trust Agreement.

1.2	Construction of certain terms. In this Agreement:

“approved” means, for the purposes of Clause 13, approved in writing by the Agent, with the authorisation of the Majority Lenders;

“asset” includes every kind of property, asset, interest or right, including any present, future or contingent right to any revenues or other payment;

“company” includes any partnership, joint venture and unincorporated association;

“consent” includes an authorisation, consent, approval, resolution, licence, exemption, filing, registration, notarisation and legalisation;

“contingent liability” means a liability which is not certain to arise and/or the amount of which remains unascertained;

“document” includes a deed; also a letter, fax or telex;

“excess risks” means, in relation to each Ship, (i) the proportion of claims for general average, salvage and salvage charges which are not recoverable as a result of the value at which that Ship is assessed for the purpose of such claims exceeding her hull and machinery insured value and (ii) collision liabilities not recoverable in full under the applicable hull and machinery insurance by reason of such liabilities exceeding such proportion of the insured value of that Ship as is covered thereunder;

“expense” means any kind of cost, charge or expense (including all legal costs, charges and expenses) and any applicable value added or other tax;

“law” includes any form of delegated legislation, any order or decree, any treaty or international convention and any regulation or resolution of the Council of the European Union, the European Commission, the United Nations or its Security Council;

“legal or administrative action” means any legal proceeding or arbitration and any administrative or regulatory action or investigation;

“liability” includes every kind of debt or liability (present or future, certain or contingent), whether incurred as principal or surety or otherwise;

“months” shall be construed in accordance with Clause 1.3;

“obligatory insurances” means, in relation to each Ship, all insurances effected, or which the Owner of that Ship is obliged to effect, under Clause 13 or any other provision of this Agreement or another Finance Document;

“parent company” has the meaning given in Clause 1.4;

“person” includes any company; any state, political sub-division of a state and local or municipal authority; and any international organisation;

“policy” in relation to any insurance, includes a slip, cover note, certificate of entry or other document evidencing the contract of insurance or its terms;

“protection and indemnity risks” means the usual risks covered by a protection and indemnity association managed in London, including pollution risks and the proportion (if any) of any sums payable to any other person or persons in case of collision which are not recoverable under the hull and machinery policies by reason of the incorporation therein of Clause 1 of the Institute Time Clauses (Hulls)(1/10/83) or Clause 8 of the Institute Time Clauses (Hulls)(1/11/1995) or the Institute Amended Running Down Clause (1/10/71) or any equivalent provision;

“regulation” includes any regulation, rule, official directive, request or guideline whether or not having the force of law of any governmental, intergovernmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organisation;

“subsidiary” has the meaning given in Clause 1.4;

“successor” includes any person who is entitled (by assignment, novation, merger or otherwise) to any other person’s rights under this Agreement or any other Finance Document (or any interest in those rights) or who, as administrator, liquidator or otherwise, is entitled to exercise those rights; and in particular references to a successor include a person to whom those rights (or any interest in those rights) are transferred or pass as a result of a merger, division, reconstruction or other reorganisation of it or any other person;

“tax” includes any present or future tax, duty, impost, levy or charge of any kind which is imposed by any state, any political sub-division of a state or any local or municipal authority (including any such imposed in connection with exchange controls), and any connected penalty, interest or fine; and

“war risks” includes the risk of mines and all risks excluded by Clause 23 of the Institute Time Clauses (Hulls)(1/10/83) or Clause 24 of the Institute Time Clauses (Hulls) (1/11/1995).

1.3	Meaning of “month”. A period of one or more “months” ends on the day in the relevant calendar month numerically corresponding to the day of the calendar month on which the period started (“the numerically corresponding day”), but:

(a)	on the Business Day following the numerically corresponding day if the numerically corresponding day is not a Business Day or, if there is no later Business Day in the same calendar month, on the Business Day preceding the numerically corresponding day; or

(b)	on the last Business Day in the relevant calendar month, if the period started on the last Business Day in a calendar month or if the last calendar month of the period has no numerically corresponding day;

and “month” and “monthly” shall be construed accordingly.

1.4	Meaning of “subsidiary”. A company (S) is a subsidiary of another company (P) if:

(a)	a majority of the issued shares in S (or a majority of the issued shares in S which carry unlimited rights to capital and income distributions) are directly owned by P or are indirectly attributable to P; or

(b)	P has direct or indirect control over a majority of the voting rights attaching to the issued shares of S; or

(c)	P has the direct or indirect power to appoint or remove a majority of the directors of S; or

(d)	P otherwise has the direct or indirect power to ensure that the affairs of S are conducted in accordance with the wishes of P;

and any company of which S is a subsidiary is a parent company of S.

1.5	General Interpretation.

(a)	In this Agreement:

(i)	references to, or to a provision of, a Finance Document or any other document are references to it as amended or supplemented, whether before the date of this Agreement or otherwise;

(ii)	references to, or to a provision of, any law include any amendment, extension, re-enactment or replacement, whether made before the date of this Agreement or otherwise;

(iii)	words denoting the singular number shall include the plural and vice versa; and

(iv)	where a determination or opinion is stated to be “conclusive” it shall be binding on the relevant party save for manifest error;

(b)	Clauses 1.1 to 1.4 and paragraph (a) of this Clause 1.5 apply unless the contrary intention appears.

(c)	References in Clause 1.1 to a document being in an agreed form are to a document in the form attached to a certificate dated the same date as this Agreement and signed for identification purposes by the Borrower and the Agent and include references to that form with any modifications to that form which the Agent (with, subject to Clause 27, the authorisation of the Majority Lenders in the case of substantial modifications) agrees with the Borrower.

(d)	The clause headings shall not affect the interpretation of this Agreement.

2	FACILITY

2.1	Amount of facility. Subject to the other provisions of this Agreement, the Lenders shall make a secured reducing revolving credit facility available to the Borrower in a maximum outstanding aggregate amount not exceeding $129,000,000.

2.2	Lenders’ participations in Advances. Subject to the other provisions of this Agreement, each Lender shall participate in each Advance in the proportion which, as at the relevant Drawdown Date, its Commitment bears to the Total Commitments.

2.3	Purpose of Advances. The Borrower undertakes with each Creditor Party to use each Advance only for the purposes stated in the Recital to this Agreement.

3	POSITION OF THE LENDERS, THE SWAP BANK AND THE MAJORITY LENDERS

3.1	Interests of Lenders and Swap Bank several. The rights of the Lenders and of the Swap Bank under this Agreement and the Master Agreement are several; accordingly:

(a)	each Lender shall be entitled to sue for any amount which has become due and payable by the Borrower to it under this Agreement; and

(b)	the Swap Bank shall be entitled to sue for any amount which has become due and payable by the Borrower to it under the Master Agreement;

without joining any other Creditor Party as additional parties in the proceedings.

3.2	Proceedings by individual Lender or Swap Bank. Except as provided in Clause 3.1, without the prior consent of the Majority Lenders, no Lender may, and the Swap Bank may not, bring proceedings in respect of:

(a)	any other liability or obligation of the Borrower or a Security Party under or connected with a Finance Document or the Master Agreement; or

(b)	any misrepresentation or breach of warranty by the Borrower or a Security Party in or connected with a Finance Document or the Master Agreement.

3.3	Obligations several. The obligations of the Lenders under this Agreement and of the Swap Bank under the Master Agreement are several; and a failure of a Lender or of the Swap Bank to perform its obligations under this Agreement and of the Swap Bank under the Master Agreement shall not result in:

(a)	the obligations of the other Lenders or the Swap Bank being increased; nor

(b)	the Borrower, any Security Party, any other Lender or the Swap Bank being discharged (in whole or in part) from its obligations under any Finance Document or under the Master Agreement;

and in no circumstances shall a Lender or the Swap Bank have any responsibility for a failure of another Lender or of the Swap Bank to perform its obligations under this Agreement or the Master Agreement.

3.4	Parties bound by certain actions of Majority Lenders. Every Lender, the Swap Bank and each Security Party shall be bound by:

(a)	any determination made, or action taken, by the Majority Lenders under any provision of a Finance Document (unless the relevant provision requires the determination to be made or action taken by all the Lenders) ;

(b)	any instruction or authorisation given by the Majority Lenders to the Agent or the Security Trustee under or in connection with any Finance Document (unless any provision of the relevant Finance Document requires the instruction or authorisation to be given by all the Lenders); and

(c)	any action taken (or in good faith purportedly taken) by the Agent or the Security Trustee in accordance with such an instruction or authorisation.

3.5	Reliance on action of Agent. The Borrower and each Security Party:

(a)	shall be entitled to assume that the Majority Lenders (or all the Lenders as the case requires) have duly given any instruction or authorisation which, under any provision of a Finance Document, is required in relation to any action which the Agent has taken or is about to take; and

(b)	shall not be entitled to require any evidence that such an instruction or authorisation has been given.

3.6	Construction. In Clauses 3.4 and 3.5 references to action taken include (without limitation) the granting of any waiver or consent, an approval of any document and an agreement to any matter.

4	DRAWDOWN

4.1	Request for Advance. Subject to the following conditions, the Borrower may request an Advance to be made by ensuring that the Agent receives a completed Drawdown Notice not later than 11.00 a.m. (London time) 3 Business Days prior to the intended Drawdown Date.

4.2	Availability. The conditions referred to in Clause 4.1 are that:

(a)	a Drawdown Date has to be a Business Day during the Availability Period;

(b)	the first Advance shall be used for the purpose stated in Recital (A)(i) and the amount of it shall not exceed the lower of:

(i)	$32,118,000; and

(ii)	70 per cent. of the market value (determined as provided in Clause 15.4) of Newbuilding S-138 on the relevant Drawdown Date;

(c)	the second Advance shall be used for the purpose stated in Recital (A)(ii) and the amount of it shall not exceed the lower of:

(i)	$32,597,000; and

(ii)	the amount which, when aggregated with the amount of the Loan outstanding, equals 70 per cent. of the aggregate of the market values (determined as provided in Clause 15.4) of Newbuilding S-138 and Newbuilding S-139 on the relevant Drawdown Date;

(d)	the third Advance shall be used for the purpose stated in Recital (A)(iii) and the amount of it shall not exceed the lower of:

(i)	$27,360,000; and

(ii)	the amount which, when aggregated with the amount of the Loan outstanding, equals 70 per cent. of the aggregate of the market values (determined as provided in Clause 15.4) of Newbuilding S-138, Newbuilding S-139 and Newbuilding S-1388 on the relevant Drawdown Date;

(e)	the fourth Advance shall be used for the purpose stated in Recital (A)(iv) and the amount of it shall not exceed the lower of:

(i)	$36,925,000; and

(ii)	the amount which, when aggregated with the amount of the Loan outstanding, equals 70 per cent. of the aggregate of the market values (determined as provided in Clause 15.4) of Newbuilding S-138, Newbuilding S-139, Newbuilding S-1388 and Newbuilding S-140 on the relevant Drawdown Date;

(f)	each subsequent Advance (which may be used for the purpose, and in the circumstances, stated in Recital (A)(v)) shall be at least $5,000,000 or a higher multiple of $1,000,000;

(g)	the aggregate outstanding principal amount of the Advances shall not exceed the Total Commitments.

4.3	Notification to Lenders of receipt of a Drawdown Notice. The Agent shall promptly notify the Lenders that it has received a Drawdown Notice and shall inform each Lender of:

(a)	the amount of the Advance and the Drawdown Date;

(b)	the amount of that Lender’s participation in the Advance;

(c)	the duration of the first Interest Period; and

(d)	the purpose of such Advance.

4.4	Drawdown Notice irrevocable. A Drawdown Notice must be signed by a duly authorised person on behalf of the Borrower; and once served, a Drawdown Notice cannot be revoked without the prior consent of the Agent, acting with the authorisation of the Majority Lenders.

4.5	Lenders to make available Contributions. Subject to the provisions of this Agreement, each Lender shall, on and with value on each Drawdown Date, make available to the Agent for the account of the Borrower the amount due from that Lender on that Drawdown Date under Clause 2.2.

4.6	Disbursement of Advances. Subject to the provisions of this Agreement, the Agent shall, on and with value on each Drawdown Date, pay to the Borrower the amounts which the Agent receives from the Lenders under Clause 4.5; and that payment to the Borrower shall be made:

(a)	to the account which the Borrower specifies in the Drawdown Notice; and

(b)	in the like funds as the Agent received the payments from the Lenders.

4.7	Disbursement of initial Advances. Subject to the provisions of this Agreement, the Agent shall, on and with value on the relevant Drawdown Date, pay the amounts which the Agent receives from the Lenders under Clause 4.5 in respect of each of the first 4 Advances to an account of the relevant Builder nominated by the Borrower in accordance with the relevant Shipbuilding Contract but subject to such conditions or restrictions as the Agent may reasonably impose.

5	INTEREST

5.1	Payment of normal interest. Subject to the provisions of this Agreement, interest on each Advance in respect of each Interest Period applicable to it shall be paid by the Borrower on the last day of that Interest Period.

5.2	Normal rate of interest. Subject to the provisions of this Agreement, the rate of interest on each Advance in respect of an Interest Period applicable to it shall be the aggregate of the Margin and LIBOR for that Interest Period.

5.3	Payment of accrued interest. In the case of an Interest Period longer than 3 months, accrued interest shall be paid every 3 months during that Interest Period and on the last day of that Interest Period.

5.4	Notification of Interest Periods and rates of normal interest. The Agent shall notify the Borrower and each Lender of:

(a)	each rate of interest; and

(b)	the duration of each Interest Period;

as soon as reasonably practicable after each is determined.

5.5	Obligation of Reference Banks to quote. A Reference Bank which is a Lender shall use all reasonable efforts to supply any quotation required of it for the purposes of fixing a rate of interest under this Agreement.

5.6	Absence of quotations by Reference Banks. If any Reference Bank fails to supply a quotation when required, the Agent shall determine the relevant LIBOR on the basis of the quotations supplied by the other Reference Bank or Banks; but if 2 or more of the Reference Banks fail to provide a quotation, the relevant rate of interest shall be set in accordance with the following provisions of this Clause 5.

5.7	Market disruption. The following provisions of this Clause 5 apply if:

(a)	no rate is quoted on Telerate Page 3750 and 2 or more of the Reference Banks do not, before 1.00 p.m. (London time) on the Quotation Date for an Interest Period, provide quotations to the Agent in order to fix LIBOR; or

(b)	at least 1 Business Day before the start of an Interest Period, Lenders having Contributions together amounting to more than 50 per cent. of the Loan (or, if an Advance has not been made, Commitments amounting to more than 50 per cent. of the Total Commitments) notify the Agent that LIBOR fixed by the Agent would not accurately reflect the cost to those Lenders of funding their respective Contributions (or any part of them) during that Interest Period in the London Interbank Market at or about 11.00 a.m. (London time) on the Quotation Date for that Interest Period; or

(c)	at least 1 Business Day before the start of an Interest Period, the Agent is notified by a Lender (the “Affected Lender”) that for any reason it is unable to obtain Dollars in the London Interbank Market in order to fund its Contribution (or any part of it) during the Interest Period.

5.8	Notification of market disruption. The Agent shall promptly notify the Borrower, each of the Lenders and the Swap Bank stating the circumstances falling within Clause 5.7 which have caused its notice to be given.

5.9	Suspension of drawdown. If the Agent’s notice under Clause 5.8 is served on the Borrower, each of the Lenders and the Swap Bank before an Advance is made:

(a)	in a case falling within paragraphs (a) or (b) of Clause 5.7, the Lenders’ obligations to make, and the Borrower’s obligation to borrow, that Advance; and

(b)	in a case falling within paragraph (c) of Clause 5.7, the Affected Lender’s obligation to participate in that Advance;

shall be suspended while the circumstances referred to in the Agent’s notice continue.

5.10	Negotiation of alternative rate of interest. If the Agent’s notice under the Clause 5.8 is served on the Borrower, each of the Lenders and the Swap Bank after an Advance is made, the Borrower, the Agent and the Lenders or (as the case may be) the Affected Lender and the Swap Bank shall use reasonable endeavours to agree, within the 30 days after the date on which the Agent serves its notice under Clause 5.8 (the “Negotiation Period”), an alternative interest rate or (as the case may be) an alternative basis for the Lenders or (as the case may be) the Affected Lender to fund or continue to fund their or its Contribution during the Interest Period concerned.

5.11	Application of agreed alternative rate of interest. Any alternative interest rate or an alternative basis which is agreed during the Negotiation Period shall take effect in accordance with the terms agreed.

5.12	Alternative rate of interest in absence of agreement. If an alternative interest rate or alternative basis is not agreed within the Negotiation Period, and the relevant circumstances are continuing at the end of the Negotiation Period, then the Agent shall, with the agreement of each Lender or (as the case may be) the Affected Lender, set an interest period and interest rate representing the cost of funding of the Lenders or (as the case may be) the Affected Lender in Dollars or in any available currency of their or its Contribution plus the Margin; and the procedure provided for by this Clause 5.12 shall be repeated if the relevant circumstances are continuing at the end of the interest period so set by the Agent.

5.13	Notice of prepayment. If the Borrower does not agree with an interest rate set by the Agent under Clause 5.12, the Borrower may give the Agent not less than 5 Business Days’ notice of its intention to prepay.

5.14	Prepayment; termination of Commitments. A notice under Clause 5.13 shall be irrevocable; the Agent shall promptly notify the Lenders or (as the case may require) the Affected Lender of the Borrower’s notice of intended prepayment; and:

(a)	on the date on which the Agent serves that notice, the Total Commitments or (as the case may require) the Commitment of the Affected Lender shall be cancelled; and

(b)	on the date specified in its notice of intended prepayment, the Borrower shall prepay (without premium or penalty) the Loan or, as the case may be, the Affected Lender’s Contribution, together with accrued interest thereon at the applicable rate plus the Margin and, if the prepayment or repayment is not made on the last day of the interest period set by the Agent, any sums payable under Clause 21.1(b).

5.15	Application of prepayment. The provisions of Clause 8 shall apply in relation to the prepayment.

5.16	Adjustment of Margin. The applicable Margin shall be determined by reference to the unaudited Consolidated Accounts for the first semi-annual period of each Financial Year of the Borrower and the audited Consolidated Accounts for each Financial Year of the Borrower delivered to the Agent pursuant to this Agreement (or, if none are delivered, it shall be 1.25 per cent. per annum). The Margin shall be adjusted on 1 March and 1 September in each year by reference to the Consolidated Accounts for the periods ending on the preceding 31 December and 30 June respectively.

6	INTEREST PERIODS

6.1	Commencement of Interest Periods. The first Interest Period applicable to an Advance shall commence on the Drawdown Date for that Advance and each subsequent Interest Period shall commence on the expiry of the preceding Interest Period.

6.2	Duration of normal Interest Periods. Subject to Clauses 6.3 and 6.4, each Interest Period shall be:

(a)	3, 6, 9 or 12 months as notified by the Borrower to the Agent not later than 11.00 a.m. (London time) 3 Business Days before the Quotation Date for that Interest Period; or

(b)	3 months, if the Borrower fails to notify the Agent by the time specified in paragraph (a) above; or

(c)	such other period as the Agent may, with the authorisation of all the Lenders, agree with the Borrower.

The Borrower must, however, select Interest Periods of such durations so as to ensure that (except where Clause 6.3 applies) there are no more than 4 Interest Periods current at any time with different expiry dates.

6.3	Duration of Interest Periods for repayment installments. In respect of an amount due to be repaid under Clause 8 on a particular Repayment Date, an Interest Period shall end on that Repayment Date.

6.4	Non-availability of matching deposits for Interest Period selected. If, after the Borrower has selected (and the Lenders have agreed) an Interest Period longer than 6 months, any Lender notifies the Agent by 11.00 a.m. (London time) on the third Business Day before the commencement of that Interest Period that it is not satisfied that deposits in Dollars for a period equal to that Interest Period will be available to it in the London Interbank Market when that Interest Period commences, the Interest Period shall be 3 months.

7	DEFAULT INTEREST

7.1	Payment of default interest on overdue amounts. The Borrower shall pay interest in accordance with the following provisions of this Clause 7 on any amount payable by the Borrower under any Finance Document which the Agent, the Security Trustee or the other designated payee does not receive on or before the relevant date, that is:

(a)	the date on which the Finance Documents provide that such amount is due for payment; or

(b)	if a Finance Document provides that such amount is payable on demand, the date on which the demand is served; or

(c)	if such amount has become immediately due and payable under Clause 19.4, the date on which it became immediately due and payable.

7.2	Default rate of interest. Interest shall accrue on an overdue amount from (and including) the relevant date until the date of actual payment (as well after as before judgment) at the rate per annum determined by the Agent to be 1 per cent plus:

(a)	in the case of an overdue amount of principal, the higher of the rates set out at paragraphs (a) and (b) of Clause 7.3; or

(b)	in the case of any other overdue amount, the rate set out at paragraph (b) of Clause 7.3.

7.3	Calculation of default rate of interest. The rates referred to in Clause 7.2 are:

(a)	the rate applicable to the overdue principal amount immediately prior to the relevant date (but only for any unexpired part of any then current Interest Period applicable to it); and

(b)	the Margin plus, in respect of successive periods of any duration (including at call) up to 3 months which the Agent may select from time to time:

(i)	LIBOR; or

(ii)	if the Agent (after consultation with the Reference Banks) determines that Dollar deposits for any such period are not being made available to any Reference Bank by leading banks in the London Interbank Market in the ordinary course of business, a rate from time to time determined by the Agent by reference to the cost of funds to the Reference Banks from such other sources as the Agent (after consultation with the Reference Banks) may from time to time determine.

7.4	Notification of interest periods and default rates. The Agent shall promptly notify the Lenders and the Borrower of each interest rate determined by the Agent under Clause 7.3 and of each period selected by the Agent for the purposes of paragraph (b) of that Clause; but this shall not be taken to imply that the Borrower is liable to pay such interest only with effect from the date of the Agent’s notification.

7.5	Payment of accrued default interest. Subject to the other provisions of this Agreement, any interest due under this Clause 7 shall be paid on the last day of the period by reference to which it was determined; and the payment shall be made to the Agent for the account of the Creditor Party to which the overdue amount is due.

7.6	Compounding of default interest. Any such interest which is not paid at the end of the period by reference to which it was determined shall thereupon be compounded.

7.7	Application to Master Agreement. For the avoidance of doubt, this Clause 7 does not apply to any amount payable under the Master Agreement in respect of any continuing Designated Transaction as to which section 2(e) (Default Interest; Other Amounts) of the Master Agreement shall apply.

8	FACILITY REDUCTION, REPAYMENT AND PREPAYMENT

8.1	Reduction of Facility. The Total Commitments shall be reduced and/or repaid in accordance with the following provisions of this Clause 8.1 so that:

(a)	the initial maximum amount of the Total Commitments shall be reduced and/or repaid in accordance with Schedule 5;

(b)	in addition, the initial maximum amount or, as the case may be, the amount for the time being of the Total Commitments shall be reduced by (and the reduction/repayment amounts set out in Schedule 5 shall be reduced proportionately by an aggregate amount equal to):

(i)	the amount of such portion(s) of the Total Commitments as may from time to time be cancelled by the Borrower pursuant to Clause 8.7 (Optional facility reduction); and

(ii)	the amount of any reduction(s) and/or prepayment(s) and/or repayments required to be made under or pursuant to:

(A)	Clause 5.14 (Prepayment; termination of Commitments); or

(B)	Clause 8.3 (Total Loss); or

(C)	Clause 8.4 (Sale of Ship); or

(D)	Clause 8.5 (Reduction of initial Total Commitments); or

(E)	Clause 19.3 (Termination of Commitments); or

(F)	Clause 23.3 (Prepayment; Termination of Commitment); or

(G)	Clause 24.5 (Prepayment; Termination of Commitment).

8.2	Repayments. The Borrower shall:

(a)	on each Repayment Date specified in Schedule 5, make such repayment (if any) of the Loan as shall be necessary to reduce the amount outstanding immediately prior to such

Repayment Date to the maximum amount of the Total Commitments as at such Repayment Date;

(b)	on each other Repayment Date on which, under any applicable provision of this Agreement, the amount of the Total Commitments is required to be reduced and/or a prepayment or repayment of the Loan made, make such repayment (if any) of the Loan as shall be necessary to reduce the amount outstanding immediately prior to such Repayment Date to the maximum amount of the Total Commitments as at such Repayment Date; and

(c)	on the final Repayment Date, repay the outstanding amount of the Loan (if any) and shall additionally pay to the Agent for the account of the Creditor Parties all further amounts outstanding or payable under this Agreement and the other Finance Documents.

8.3	Total Loss. Subject to the provisions of Clause 8.14, if any Ship becomes a Total Loss, the amount of the Total Commitments shall, on expiry of a period of 180 days (or such longer period as the Agent, with the authorisation of the Majority Lenders, agrees) following the Total Loss Date or upon receipt of the insurance proceeds if earlier, be reduced by (and the Loan repaid in) an amount equal to such amount as the Agent shall determine and notify to the Borrower and the Lenders as sufficient to ensure that following such repayment the security cover test in Clause 15 would be satisfied with the amount of 140 per cent. (or, if higher, the actual amount of security cover expressed as a percentage prior to the date of such sale or total loss (as determined by the Agent based on valuations made on the same basis as set out in Clause 15.4)) substituted for 125 per cent.

8.4	Sale of Ship. Subject to the provisions of Clause 8.14, if any Ship is sold, the amount of the Total Commitments shall, upon the date on which the sale is completed by delivery of the Ship to the buyer, be reduced by (and the Loan repaid in) an amount equal to such amount as the Agent shall determine and notify to the Borrower and the Lenders as sufficient to ensure that following such repayment the security cover test in Clause 15 would be satisfied with the amount of 140 per cent. (or, if higher, the actual amount of security cover expressed as a percentage prior to the date of such sale or total loss (as determined by the Agent based on valuations made on the same basis as set out in Clause 15.4)) substituted for 125 per cent. The Lenders shall not, unless an Event of Default or Potential Event of Default has occurred which is continuing or following such sale the ratio set out in Clause 15.1 would not be satisfied, withhold consent to a sale of a Ship if the Agent is satisfied that on completion of such sale at least the amount determined pursuant to this Clause 8.4 will be paid in cash to the Agent for application in repayment of the Loan or the Total Commitments are otherwise reduced on completion of such sale in accordance with this Clause 8.4.

8.5	Mandatory reduction of Total Commitments. Subject to Clause 8.14, if any Shipbuilding Contract is terminated, on the date of termination the Total Commitments shall be reduced by (and the Loan repaid in) an amount equal to such amount as the Agent shall determine and notify to the Borrower and the Lenders as sufficient to ensure that following such repayment the security cover test in Clause 15 would be satisfied with the amount of (a) if the Shipbuilding Contract is terminated by an Owner, 140 per cent. (or, if higher, the actual amount of security cover expressed as a percentage prior to the date of termination (as determined by the Agent based on valuations made on the same basis as set out in Clause 15.4)) substituted for 125 per cent or (b) if the Shipbuilding Contract is terminated by the relevant Builder, 125 per cent.

8.6	Reduction of initial Total Commitments. If:

(a)	the highest possible amount of any of the first 4 Advances is not borrowed, the Total Commitments shall be reduced by the amount not borrowed; and

(b)	any part of the Total Commitments not borrowed before 28 February 2003 and not outstanding on such date shall be cancelled on such date.

8.7	Alternative Security. If a Ship is sold or becomes a Total Loss the Borrower may by notice in writing to the Agent request that the Lenders consider, in their absolute discretion, a proposal that the Borrower provide to the Lenders security at least equivalent in all respects to the security provided by the Ship which is sold or becomes a Total Loss, and that the Borrower’s obligation to effect repayment of the Loan in accordance with Clause 8.3 or 8.4 should be waived in respect of the particular sale or Total Loss. The Lenders shall consider any such proposal but shall have an absolute discretion whether to agree or not. If the Lenders do agree such agreement shall in any event be subject to such conditions as the Agent and the Lenders may require at that time.

8.8	Optional facility reduction. The Borrower shall be entitled, upon giving to the Agent not less than 5 Business Days prior written notice (which notice shall be irrevocable), to cancel, in whole or in part, and, if in part, by an amount not less than $1,000,000 or a higher multiple thereof, the undrawn balance of the Total Commitments. Upon such cancellation taking effect on expiry of such notice the several obligations of the Lenders to make their respective Commitments available in relation to the portion of the Total Commitments to which such notice relates shall terminate and the commitment commission (provided for by Clause 20.1(b)) on such portion shall cease to accrue and the provisions of Clause 8.1(b)(i) shall apply.

8.9	Voluntary prepayment. Subject to the following conditions, the Borrower may prepay the whole or any part of the Loan. Those conditions are that:

(a)	a partial prepayment shall be not less than $1,000,000 or a higher multiple thereof;

(b)	the Agent has received from the Borrower at least 5 Business Days’ prior written notice specifying the amount to be prepaid and the date on which the prepayment is to be made;

(c)	the Borrower has provided evidence satisfactory to the Agent that any consent required by the Borrower or any Security Party in connection with the prepayment has been obtained and remains in force; and

(d)	that the Borrower has complied with Clause 8.15 on or prior to the date of prepayment.

8.10	Effect of notice of prepayment. A prepayment notice may not be withdrawn or amended without the consent of the Agent, given with the authorisation of the Majority Lenders, and the amount specified in the prepayment notice shall become due and payable by the Borrower on the date for prepayment specified in the prepayment notice.

8.11	Notification of notice of reduction or prepayment. The Agent shall notify the Lenders promptly upon receiving a reduction or prepayment notice, and shall provide any Lender which so requests with a copy of any document delivered by the Borrower under Clause 8.9(c).

8.12	Amounts payable on repayment or prepayment. A repayment or prepayment shall be made together with accrued interest (and any other amount payable under Clause 21 or otherwise) in respect of the amount repaid or prepaid and, if the repayment or prepayment is not made on the last day of an applicable Interest Period together with any sums payable under Clause 21.1(b) but without premium or penalty.

8.13	Reborrowing. Subject to the other provisions of this Agreement (including, without limitation, Clause 8.1(a)), an amount prepaid may be reborrowed.

8.14	Reborrowing in the event of sale or Total Loss of a Ship or termination of a Shipbuilding Contract. Notwithstanding the provisions of Clauses 8.3, 8.4 and 8.5 (but subject to the other provisions of this Agreement), in the event of a sale or Total Loss of a Ship or the termination of a Shipbuilding Contract, amounts prepaid pursuant to those Clauses will be available for reborrowing for a period of 180 days from the date of the sale, Total Loss or termination of a Shipbuilding Contract for the acquisition of a replacement ship subject to the following conditions:

(a)	that the replacement ship is of a similar age to the Ship which was sold or lost or, if a Shipbuilding Contract has been terminated, the replacement ship is a newbuilding;

(b)	that the replacement ship is of a similar type to the Ship which was sold, lost or which was to be constructed pursuant to the Shipbuilding Contract which has been terminated;

(c)	that, following the acquisition, the security cover test in Clause 15 would be satisfied with the amount of 140 per cent. (or, if higher, the actual amount of security cover expressed as a percentage prior to the date of the sale or Total Loss) substituted for 125 per cent.;

(d)	that security over the replacement ship, its earnings and insurances is perfected on terms in all respects satisfactory to the Security Trustee; and

(e)	that the written consent of the Agent, acting with the authorisation of the Majority Lenders, is obtained (which consent shall not be unreasonably withheld or delayed);

but if any amount available to be reborrowed pursuant to this Clause 8.14 is not reborrowed within 180 days from (i) the sale or Total Loss of the relevant Ship or (ii) the date of termination of the relevant Shipbuilding Contract, the Total Commitments shall be permanently reduced by a corresponding amount.

8.15	Unwinding of Designated Transactions. On or prior to any repayment or prepayment under this Clause 8 or any other provision of this Agreement, the Borrower shall either:

(a)	wholly or partially reverse, offset, unwind or otherwise terminate one or more of the continuing Designated Transactions so that the notional principal amount of the continuing Designated Transactions thereafter remaining does not and will not in the future (taking into account the scheduled amortisation) exceed the amount of the Loan as reducing from time to time thereafter pursuant to Clause 8.1; or

(b)	provide the Swap Bank with additional security in all respects acceptable to the Swap Bank to secure the amount determined by the Swap Bank to be equal to the difference between the notional principal amount of the continuing Designated Transactions and the amount of the Loan as reducing from time to time thereafter pursuant to Clause 8.1.

9	CONDITIONS PRECEDENT

9.1	Documents, fees and no default. Each Lender’s obligation to contribute to an Advance is subject to the following conditions precedent:

(a)	that, on or before the service of the first Drawdown Notice, the Agent receives the documents described in Part A of Schedule 3 in form and substance satisfactory to it;

(b)	that, on the Drawdown Date of each of the first 4 Advances but prior to the making of the relevant Advance, the Agent receives the documents described in Part B of Schedule 3 in form and substance satisfactory to it;

(c)	that, on or before the service of the first Drawdown Notice, the Agent has received all accrued commitment fee payable pursuant to Clause 20.1 and the first instalment of the annual agency fee referred to in Clause 20.1 and has received payment of the expenses referred to in Clause 20.2 which have accrued up to such date;

(d)	that both at the date of each Drawdown Notice and at each Drawdown Date:

(i)	no Event of Default or Potential Event of Default has occurred and is continuing or would result from the borrowing of the Advance;

(ii)	the representations and warranties in Clause 10 and those of the Borrower or any Security Party which are set out in the other Finance Documents would be true and not misleading if repeated on each of those dates with reference to the circumstances then existing; and

(i)	none of the circumstances contemplated by Clause 5.7 has occurred and is continuing;

(e)	that, if the ratio set out in Clause 15.1 were applied immediately following the making of the Advance, the Borrower would not be obliged to provide additional security or prepay part of the Loan under that Clause; and

(f)	that the Agent has received, and found to be acceptable to it, any further opinions, consents, agreements and documents in connection with the Finance Documents which the Agent may, with the authorisation of the Majority Lenders, request by notice to the Borrower prior to the Drawdown Date.

9.2	Waiver of conditions precedent. If the Majority Lenders, at their discretion, permit an Advance to be borrowed before certain of the conditions referred to in Clause 9.1 are satisfied, the Borrower shall ensure that those conditions are satisfied within 10 Business Days after the Drawdown Date (or such longer period as the Agent, with the authorisation of the Majority Lenders, specifies).

10	REPRESENTATIONS AND WARRANTIES

10.1	General. The Borrower represents and warrants to each Creditor Party as follows.

10.2	Status. The Borrower is duly incorporated and validly existing and in good standing under the laws of Bermuda.

10.3	Share capital and ownership. The Borrower has an authorised share capital of $40,000,000 divided into 40,000,000 shares of $1 each, 16,978,857 of such shares have been issued each fully paid. Each Owner is a beneficially wholly-owned direct subsidiary of the Borrower.

10.4	Corporate power. The Borrower (or, in the case of paragraph (a), each Owner) has the corporate capacity, and has taken all corporate action and obtained all consents necessary for it:

(a)	to own and register the Ship owned or to be owned by it in its name on Greek flag;

(b)	to execute the Finance Documents to which the Borrower is a party and the Master Agreement; and

(c)	to borrow under this Agreement, to enter into Designated Transactions under the Master Agreement and to make all the payments contemplated by, and to comply with, those Finance Documents to which the Borrower is a party and the Master Agreement.

10.5	Consents in force. All the consents referred to in Clause 10.4 remain in force and nothing has occurred which makes any of them liable to revocation.

10.6	Legal validity; effective Security Interests. The Finance Documents to which the Borrower is a party and the Master Agreement, do now or, as the case may be, will, upon execution and delivery (and, where applicable, registration as provided for in the Finance Documents):

(a)	constitute the Borrower’s legal, valid and binding obligations enforceable against the Borrower in accordance with their respective terms; and

(b)	create legal, valid and binding Security Interests enforceable in accordance with their respective terms over all the assets to which they, by their terms, relate;

subject to any relevant insolvency laws affecting creditors’ rights generally.

10.7	No third party Security Interests. Without limiting the generality of Clause 10.6, at the time of the execution and delivery of each Finance Document:

(a)	the Borrower will have the right to create all Security Interests which that Finance Document purports to create; and

(b)	no third party will have any Security Interest or any other interest, right or claim over, in or in relation to any asset to which any such Security Interest, by its terms, relates.

10.8	No conflicts. The execution by the Borrower of each Finance Document to which it is a party and the Master Agreement, and the borrowing by the Borrower of the Loan, and its compliance with each Finance Document to which it is a party and the Master Agreement, will not involve or lead to a contravention of:

(a)	any law or regulation; or

(b)	the constitutional documents of the Borrower; or

(c)	any contractual or other obligation or restriction which is binding on the Borrower or any of its assets.

10.9	No withholding taxes. All payments which the Borrower is liable to make under the Finance Documents to which it is a party may be made without deduction or withholding for or on account of any tax payable under any law of any Pertinent Jurisdiction.

10.10	No default. No Event of Default or Potential Event of Default has occurred and is continuing.

10.11	Information. All information which has been provided in writing by or on behalf of the Borrower or any Security Party to any Creditor Party in connection with any Finance Document satisfied the requirements of Clause 11.5; all audited and unaudited accounts which have been so provided satisfied the requirements of Clause 11.7; and there has been no material adverse change in the financial position or state of affairs of the Borrower from that disclosed in the latest of those accounts.

10.12	No litigation. No legal or administrative action involving the Borrower has been commenced or taken or, to the Borrower’s knowledge, is likely to be commenced or taken which, in either case, would be likely to have a material adverse effect on the Borrower’s financial position or profitability.

10.13	Compliance with certain undertakings. At the date of this Agreement, the Borrower is in compliance with Clauses 11.2, 11.4, 11.9 and 11.13.

10.14	Taxes paid. The Borrower has paid all taxes applicable to, or imposed on or in relation to, the Borrower and its business.

10.15	Validity and completeness of Shipbuilding Contracts. The copies of the Shipbuilding Contracts delivered to the Agent before the date of this Agreement are true and complete copies and:

(a)	each Shipbuilding Contract constitutes valid, binding and enforceable obligations of the parties to it in accordance with its terms; and

(b)	except as disclosed to the Agent in writing on or prior to the date of this Agreement, no amendments or additions to any Shipbuilding Contract have been agreed nor has any party to any of them waived any of their respective rights under any of them.

10.16	No rebates etc. There is no agreement or understanding to allow or pay any rebate, premium, commission, discount or other benefit or payment (howsoever described) to any person in connection with the purchase of any Ship, other than as set out in the Shipbuilding Contracts.

10.17	Money laundering. The Borrower in entering into this Agreement and the Finance Documents to which it is a party represents and warrants that it is acting on its account.

11	GENERAL UNDERTAKINGS

11.1	General. The Borrower undertakes with each Creditor Party to comply with the following provisions of this Clause 11 at all times during the Security Period except as the Agent may, with the authorisation of the Majority Lenders, otherwise permit.

11.2	Title; negative pledge and pari passu ranking. The Borrower will:

(a)	hold the legal title to, and own the entire beneficial interest in, each Owner, free from all Security Interests and other interests and rights of every kind, except for those created by the Finance Documents;

(b)	not create or permit to arise any Security Interest over any other asset, present or future other than in the normal course of its business of acquiring, financing and operating vessels; and

(c)	procure that its liabilities under the Finance Documents to which it is a party do and will rank at least pari passu with all its other present and future unsecured liabilities, except for liabilities which are mandatorily preferred by law.

11.3	No disposal of assets. The Borrower will not transfer, lease or otherwise dispose of:

(a)	all or a substantial part of its assets, whether by one transaction or a number of transactions, whether related or not; or

(b)	any debt payable to it or any other right (present, future or contingent) to receive a payment, including any right to damages or compensation,

except, in the case of disposals, if made in the ordinary course of the Borrower’s business and on arm’s length terms.

11.4	Restriction on other liabilities or obligations to be incurred. The Borrower will not, and will procure that none of its subsidiaries will, incur any liability or obligation except liabilities and obligations:

(a)	under the Finance Documents to which each is a party;

(b)	under the Master Agreement (but in such case, only in connection with Designated Transactions);

(c)	incurred in the normal course of its business of operating vessels; and

(d)	incurred in the normal course of its business of acquiring and financing vessels and all other matters reasonably incidental thereto.

11.5	Information provided to be accurate. All financial and other information which is provided in writing by or on behalf of the Borrower under or in connection with any Finance Document will be true and not misleading and will not omit any material fact or consideration.

11.6	Provision of financial statements. The Borrower will send to the Agent:

(a)	by no later than 4 months after the end of each Financial Year of the Borrower, the audited consolidated accounts of the Borrower’s Group; and

(b)	by no later than 2 months after the end of each 3 month period in each Financial Year of the Borrower, unaudited consolidated accounts of the Borrower’s Group certified as to their correctness by the chief financial officer of the Borrower.

11.7	Form of financial statements. All accounts (audited and unaudited) delivered under Clause 11.6 will:

(a)	be prepared in accordance with all applicable laws and IGAAP consistently applied;

(b)	give a true and fair view of the state of affairs of the Borrower’s Group at the date of those accounts and of its profit for the period to which those accounts relate; and

(c)	fully disclose or provide for all significant liabilities of the Borrower’s Group.

11.8	Creditor notices. The Borrower will send the Agent, at the same time as they are despatched, copies of all communications which are despatched to all of the Borrower’s creditors or to the whole of any class of them.

11.9	Consents. The Borrower will maintain in force and promptly obtain or renew, and will promptly send certified copies to the Agent of, all consents required:

(a)	for the Borrower to perform its obligations under any Finance Document to which it is a party or the Master Agreement;

(b)	for the validity or enforceability of any Finance Document to which it is a party or the Master Agreement; and

(c)	for each Owner to continue to own and operate the Ship owned by it;

and the Borrower will comply (or procure compliance) with the terms of all such consents.

11.10	Maintenance of Security Interests. The Borrower will:

(a)	at its own cost, do all that it reasonably can to ensure that any Finance Document validly creates the obligations and the Security Interests which it purports to create; and

(b)	without limiting the generality of paragraph (a), at its own cost, promptly register, file, record or enrol any Finance Document with any court or authority in Bermuda or Greece (and, if different, the place of incorporation of any Owner), pay any stamp, registration or similar tax in any such country in respect of any Finance Document, give any notice or take any other step which, in the opinion of the Majority Lenders, is or has become necessary or desirable for any Finance Document to be valid, enforceable or admissible in evidence or to ensure or protect the priority of any Security Interest which it creates.

11.11	Notification of litigation. The Borrower will provide the Agent with details of any legal or administrative action involving the Borrower, any Security Party, the Approved Manager or any Ship or her Earnings or her Insurances as soon as such action is instituted or it becomes apparent to the Borrower that it is likely to be instituted, unless it is clear that the legal or administrative action cannot be considered material in the context of any Finance Document.

11.12	No amendment to Master Agreement; Transactions. The Borrower will not:

(a)	agree to any amendment or supplement to, or waive or fail to enforce, the Master Agreement or any of its provisions; or

(b)	enter into any Transaction pursuant to the Master Agreement except Designated Transactions.

11.13	Principal place of business. The Borrower will maintain its place of business, and keep its corporate documents and records, at the address stated in Clause 28.2; and the Borrower will not establish, or do anything as a result of which it would be deemed to have, a place of business in any other country.

11.14	Confirmation of no default. The Borrower will, within 2 Business Days after service by the Agent of a written request, serve on the Agent a notice which is signed by an authorised officer of the Borrower and which:

(a)	states that no Event of Default or Potential Event of Default has occurred; or

(b)	states that no Event of Default or Potential Event of Default has occurred, except for a specified event or matter, of which all material details are given.

11.15	Notification of default. The Borrower will notify the Agent as soon as it becomes aware of:

(a)	the occurrence of an Event of Default or a Potential Event of Default; or

(b)	any matter which indicates that an Event of Default or a Potential Event of Default may have occurred;

and will thereafter keep the Agent fully up-to-date with all developments.

11.16	Provision of further information. The Borrower will, as soon as practicable after receiving the request, provide the Agent with any additional financial or other information relating:

(a)	to the Borrower, the Owners, the Ships, their Earnings or their Insurances; or

(b)	to any other matter relevant to, or to any provision of, a Finance Document;

which may be requested by the Agent or the Security Trustee or (through the Agent) by any Lender or the Swap Bank at any time.

11.17	Provision of copies and translation of documents. The Borrower will supply the Agent with a sufficient number of copies of the documents referred to above to provide 1 copy for each Creditor Party; and if the Agent so requires in respect of any of those documents, the Borrower will provide a certified English translation prepared by a translator approved by the Agent.

11.18	Hedging of interest rate risks. The Borrower may, from time to time, enter into Designated Transactions with the Swap Bank for the purpose of hedging all or the major part of the interest rate risk under this Agreement throughout the Security Period.

12	CORPORATE UNDERTAKINGS

12.1	General. The Borrower also undertakes with each Creditor Party to comply with the following provisions of this Clause 12 at all times during the Security Period except as the Agent may, with the authorisation of the Majority Lenders, otherwise permit.

12.2	Maintenance of status. The Borrower will maintain its separate corporate existence and remain in good standing under the laws of Bermuda.

12.3	Negative undertakings. The Borrower will not:

(a)	change the nature of its business; or

(b)	pay any dividend or make any other form of distribution or effect any form of redemption or court authorised reduction of share capital other than a dividend permitted under Clause 12.3(e); or

(c)	provide any form of credit or financial assistance to:

(i)	a person who is directly or indirectly interested in the Borrower’s share or loan capital; or

(ii)	any company in or with which such a person is directly or indirectly interested or connected;

or enter into any transaction with or involving such a person or company on terms which are, in any respect, less favourable to the Borrower than those which it could obtain in a bargain made at arms’ length provided that this shall not prevent or restrict the granting of credit or financial assistance to its wholly-owned direct or indirect subsidiaries; or

(d)	enter into any form of amalgamation, merger or de-merger or any form of reconstruction or reorganisation;

(e)	declare or pay any Distribution save and except for the payment of dividends in respect of any Financial Year of the Borrower in an amount:

(i)	other than as provided in sub-paragraph (ii) below, not exceeding 50 per cent. of its Net Income for such Financial Year; or

(ii)	which, when aggregated with all dividends declared and/or paid by the Borrower after 1 January 1998, does not exceed 50 per cent. of its accumulated Net Income from 1 January 1998 up to the most recent date as at which any Consolidated Accounts have been delivered or were required to be delivered under this Agreement,

Provided that no such restriction shall apply in respect of dividends declared or paid by the Borrower in the form of ordinary shares or stock in the Borrower or similar instruments.

12.4	Financial Covenants. The Borrower shall ensure that:

(a)	the ratio of Total Debt to Total Assets of the Borrowers Group shall not exceed 0.70 to 1.00; and

(b)	Liquid Assets of the Borrower’s Group shall be not less than the higher of:

(i)	$15,000,000; and

(ii)	Six Months’ Debt Service.

12.5	Particular definitions. For the purposes of Clause 12.4 and Clause 5.16, the following expressions shall have the following meanings:

“Balloon Payments” means the amount of any principal instalment of any loan comprised within Financial Indebtedness of the Borrower’s Group which is payable at final maturity to the extent of the excess of such instalment over the highest amount of any other principal instalment of such loan;

“Liquid Assets” means the aggregate of:

(a)	the amount of credit balances on any deposit or current account with a prime international bank (excluding retention moneys required to be maintained by lending institutions);

(b)	the market value of transferable certificates of deposit in a freely convertible currency issued by a prime international bank; and

(c)	the market value of equity securities (if and to the extent that the Agent is satisfied that such equity securities are readily saleable for cash and that there is a ready market therefor) and investment grade debt securities which are publicly traded on a major stock exchange or investment market (valued at market value as at any applicable date of determination);

in each case owned free of any Security Interest (other than a Security Interest in favour of the Security Trustee) by the Borrower or any of its subsidiaries where:

(A)	the market value of any asset specified in paragraph (b) and (c) shall be the bid price quoted for it on the relevant calculation date by the Agent: and

(B)	the amount or value of any asset denominated in a currency other than Dollars shall be converted into Dollars using the Agent’s spot rate for the purchase of Dollars with that currency on the relevant calculation date.

“Six Months’ Debt Service” means the amount of principal and interest in respect of Financial Indebtedness of the Borrower’s Group payable during the consecutive 6 month period immediately following any applicable date of determination of Liquid Assets but shall not include Balloon Payments and, for the purposes of this definition, interest for such 6 month period shall be assumed to be at the floating rate for Dollars as at any applicable dates of determination;

“Total Assets” means total assets (excluding cash and cash equivalents) as shown in the latest relevant Consolidated Accounts delivered in accordance with Clause 11.6 adjusted to reflect the market value of all vessels owned by the Borrower and its wholly owned subsidiaries, as determined by valuations in accordance with Clause 15.4 as at any relevant date; and

“Total Debt” means total liabilities and shareholders’ equity less total shareholders’ equity and cash and cash equivalents as shown in the latest relevant Consolidated Accounts delivered in accordance with Clause 11.6.

12.6	Compliance Check. Compliance with the undertakings contained in Clause 12.4(a) shall be determined by reference to the unaudited Consolidated Accounts for the first semi-annual period of each Financial Year of the Borrower and the audited Consolidated Accounts for each Financial Year of the Borrower delivered to the Agent pursuant to this Agreement. Unless and until the Agent otherwise agrees in writing, at the same time as it delivers those Consolidated Accounts, the Borrower shall deliver to the Agent a certificate in a form agreed with the Agent setting out in reasonable detail calculations demonstrating its compliance (or not, as the case may be) with the provisions of Clause 12.4 signed by the chief financial officer of the Borrower.

13	INSURANCE

13.1	General. The Borrower also undertakes with each Creditor Party to procure that each Owner will comply with the following provisions of this Clause 13 at all times during the Security Period except as the Agent may, with the authorisation of the Majority Lenders, otherwise permit (such permission not to be unreasonably withheld in the case of Clauses 13.12 and 13.13).

13.2	Maintenance of obligatory insurances. The Borrower shall procure that each Owner shall keep the Ship owned by it insured at the expense of that Owner against:

(a)	fire and usual marine risks (including hull and machinery and excess risks);

(b)	war risks;

(c)	protection and indemnity risks; and

(d)	any other risks against which the Security Trustee considers, having regard to practices and other circumstances prevailing at the relevant time, it would in the opinion of the Security Trustee be reasonable for that Owner to insure and which are specified by the Security Trustee by notice to that Owner.

13.3	Terms of obligatory insurances. The Borrower shall procure that each Owner shall effect such insurances:

(a)	in Dollars;

(b)	in the case of fire and usual marine risks and war risks, in an amount on an agreed value basis at least the greater of (i) the market value of the Ship owned by it (determined on the basis set out in Clause 15.4) and (ii) together with the other Ships, 120 per cent. of the aggregate of the Loan and the Swap Exposure;

(c)	in the case of oil pollution liability risks, for an aggregate amount equal to the highest level of cover from time to time available (and which a prudent shipowner may reasonably be expected to take out) under basic protection and indemnity club entry and the international marine insurance market;

(d)	in relation to protection and indemnity risks in respect of the full tonnage of the Ship owned by it;

(e)	on approved terms; and

(f)	through approved brokers and with approved insurance companies and/or underwriters or, in the case of war risks and protection and indemnity risks, in approved war risks and protection and indemnity risks associations.

13.4	Further protections for the Creditor Parties. In addition to the terms set out in Clause 13.3, the Borrower shall procure that the obligatory insurances shall:

(a)	(except in relation to risks referred to in Clause 13.2(c)) if the Security Trustee so requires, name (or be amended to name) the Security Trustee as additional named assured for its rights and interests, warranted no operational interest and with full waiver of rights of subrogation against the Security Trustee, but without the Security Trustee thereby being liable to pay (but having the right to pay) premiums, calls or other assessments in respect of such insurance;

(b)	name the Security Trustee as loss payee with such directions for payment as the Security Trustee may specify;

(c)	provide that all payments by or on behalf of the insurers under the obligatory insurances to the Security Trustee shall be made (other than in respect of premiums due in relation to the Ships) without set-off, counterclaim or deductions or condition whatsoever;

(d)	provide that such obligatory insurances shall be primary without right of contribution from other insurances which may be carried by the Security Trustee or any other Creditor Party; and

(e)	provide that the Security Trustee may make proof of loss if any Owner fails to do so.

13.5	Renewal of obligatory insurances. The Borrower shall procure that each Owner shall:

(a)	at least 14 days before the expiry of any obligatory insurance effected by it:

(i)	notify the Security Trustee of the brokers (or other insurers) and any protection and indemnity or war risks association through or with whom that Owner proposes to renew that insurance and of the proposed terms of renewal; and

(ii)	if that Owner proposes to change any broker (or other insurer) or the protection and indemnity or war risks association through and which with its Ship is insured or the terms of the obligatory insurance cover is to be amended in a material way, seek the Security Trustee’s approval to the matters referred to in paragraph (i) and the Security Trustee shall respond to the Borrower within 5 Business Days of being notified by the Borrower of the matters referred to in this Clause 13.5(a)(ii);

(b)	at least 7 days before the expiry of any obligatory insurance effected by it, renew the insurance in accordance with the Security Trustee’s approval pursuant to paragraph (a); and

(c)	procure that the approved brokers and/or the war risks and protection and indemnity associations with which such a renewal is effected shall promptly after the renewal notify the Security Trustee in writing of the terms and conditions of the renewal.

13.6	Copies of policies; letters of undertaking. The Borrower shall procure that each Owner shall ensure that all approved brokers provide the Security Trustee with pro forma copies of all policies relating to the obligatory insurances which they are to effect or renew and with a letter or letters or undertaking in a form which is customary in major marine insurance markets and including undertakings by the approved brokers that:

(a)	they will have endorsed on each policy, immediately upon issue, a loss payable clause and a notice of assignment complying with the provisions of Clause 13.4;

(b)	they will hold such policies, and the benefit of such insurances, to the order of the Security Trustee in accordance with the said loss payable clause;

(c)	they will advise the Security Trustee immediately of any material change to the terms of the obligatory insurances;

(d)	they will notify the Security Trustee, not less than 14 days before the expiry of the obligatory insurances, in the event of their not having received notice of renewal instructions from that Owner or its agents and, in the event of their receiving instructions to renew, they will promptly notify the Security Trustee of the terms of the instructions; and

(e)	they will not (other than in respect of premiums due in relation to the other Ships) set off against any sum recoverable in respect of a claim relating to the Ship owned by that Owner under such obligatory insurances any premiums or other amounts due to them or any other person whether in respect of that Ship or otherwise, they waive any lien on the policies or any sums received under them, which they might have in respect of such premiums or other amounts, and they will not cancel such obligatory insurances by reason of non-payment of such premiums or other amounts, and will arrange for a separate policy to be issued in respect of that Ship forthwith upon being so requested by the Security Trustee.

13.7	Copies of certificates of entry. The Borrower shall procure that each Owner shall ensure that any protection and indemnity and/or war risks associations in which the Ship owned by it is entered provides the Security Trustee with:

(a)	a certified copy of the certificate of entry for that Ship;

(b)	a letter or letters of undertaking in a form which is customary in major marine insurance markets;

(c)	where required to be issued under the terms of insurance/indemnity provided by that Owner’s protection and indemnity association, a certified copy of each United States of America voyage quarterly declaration (or other similar document or documents) made by that Owner in relation to that Ship in accordance with the requirements of such protection and indemnity association; and

(d)	a certified copy of each certificate of financial responsibility for pollution by oil or other Environmentally Sensitive Material issued by the relevant certifying authority in relation to that Ship.

13.8	Deposit of original policies. The Borrower shall procure that each Owner shall ensure that all policies relating to obligatory insurances effected by it are deposited with the approved brokers through which the insurances are effected or renewed.

13.9	Payment of premiums. The Borrower shall procure that each Owner shall punctually pay all premiums or other sums payable in respect of the obligatory insurances effected by it and produce all relevant receipts when so required by the Security Trustee.

13.10	Guarantees. The Borrower shall procure that each Owner shall ensure that any guarantees required by a protection and indemnity or war risks association are promptly issued and remain in full force and effect.

13.11	Compliance with terms of insurances. The Borrower shall procure that no Owner shall do nor omit to do (nor permit to be done or not to be done) any act or thing which would or might render any obligatory insurance invalid, void, voidable or unenforceable or render any sum payable thereunder repayable in whole or in part; and, in particular that:

(a)	each Owner shall take all necessary action and comply with all requirements which may from time to time be applicable to the obligatory insurances, and (without limiting the obligation contained in Clause 13.7(c) above) ensure that the obligatory insurances are not made subject to any exclusions or qualifications to which the Security Trustee has not given its prior approval;

(b)	no Owner shall make any changes relating to the classification or classification society or manager or operator of the Ship owned by it approved by the underwriters of the obligatory insurances;

(c)	each Owner shall make all quarterly or other voyage declarations which may be required by the protection and indemnity risks association to maintain cover for trading to the United States of America and Exclusive Economic Zone (as defined in the United States Oil Pollution Act 1990 or any other applicable legislation); and

(d)	no Owner shall employ the Ship owned by it, nor allow it to be employed, otherwise than in conformity with the terms and conditions of the obligatory insurances, without first obtaining the consent of the insurers and complying with any requirements (as to extra premium or otherwise) which the insurers specify.

13.12	Alteration to terms of insurances. The Borrower shall procure that no Owner shall either make or agree to any material alteration to the terms of any obligatory insurance nor waive any right relating to any obligatory insurance.

13.13	Settlement of claims. The Borrower shall procure that no Owner shall settle, compromise or abandon any claim under any obligatory insurance for Total Loss or (subject as hereinafter provided) for a Major Casualty, and shall do all things necessary and provide all documents, evidence and information to enable the Security Trustee to collect or recover any moneys which at any time become payable in respect of the obligatory insurances Provided that the Security Trustee shall not unreasonably withhold or delay its consent to the settlement of a claim by an Owner in respect of a Major Casualty (not constituting a Total Loss).

13.14	Provision of copies of communications. The Borrower shall procure that each Owner shall provide the Security Trustee, at the time of each such communication, copies of all written communications (other than (unless specifically required by the Security Trustee) communications of an entirely routine nature) between that Owner and:

(a)	the approved brokers; and

(b)	the approved protection and indemnity and/or war risks associations; and

(c)	the approved insurance companies and/or underwriters;

which relate directly or indirectly to:

(i)	that Owner’s obligations relating to the obligatory insurances including, without limitation, all requisite declarations and payments of additional premiums or calls; and

(ii)	any credit arrangements made between that Owner and any of the persons referred to in paragraphs (a) or (b) above relating wholly or partly to the effecting or maintenance of the obligatory insurances.

13.15	Provision of information. In addition, the Borrower shall procure that (after the occurrence of an Event of Default which is continuing) each Owner shall promptly provide the Security Trustee (or any persons which it may designate) with any information which the Security Trustee (or any such designated person) reasonably requests for the purpose of:

(a)	obtaining or preparing any report from an independent marine insurance broker as to the adequacy of the obligatory insurances effected or proposed to be effected; and/or

(b)	effecting, maintaining or renewing any such insurances as are referred to in Clause 13.16 below or dealing with or considering any matters relating to any such insurances;

and the Borrower shall, forthwith upon demand, indemnify the Security Trustee in respect of all fees and other expenses reasonably incurred by or for the account of the Security Trustee in connection with any such report as is referred to in paragraph (a) above Provided that if no Event of Default shall have occurred and be continuing the Borrower shall only be obliged to indemnify the Security Trustee in respect of all fees and other expenses incurred by the Security Trustee in obtaining one insurance report for the Ships in each calendar year.

13.16	Mortgagee’s interest and additional perils insurances. The Security Trustee shall maintain and renew all or any of the following insurances in such amounts (but not exceeding 110 per cent. of the Loan), on such terms, through such insurers and generally in such manner as the Security Trustee may from time to time consider appropriate:

(a)	a mortgagee’s interest marine insurance providing for the indemnification of the Creditor Parties for any losses under or in connection with any Finance Document which directly or indirectly result from loss of or damage to any Ship or a liability of any Ship or of any Owner, being a loss or damage which is prima facie covered by an obligatory insurance but in respect of which there is a non-payment (or reduced payment) by the underwriters by reason of, or on the basis of an allegation concerning:

(i)	any act or omission on the part of any Owner, of any operator, charterer, manager or sub-manager of any Ship or of any officer, employee or agent of any Owner or of any such person, including any breach of warranty or condition or any non-disclosure relating to such obligatory insurance;

(ii)	any act or omission, whether deliberate, negligent or accidental, or any knowledge or privity of any Owner, any other person referred to in paragraph (i) above, or of any officer, employee or agent of any Owner or of such a person, including the casting away or damaging of any Ship and/or any Ship being unseaworthy; and/or

(iii)	any other matter capable of being insured against under a mortgagee’s interest marine insurance policy whether or not similar to the foregoing; and

(b)	a mortgagee’s interest additional perils policy providing for the indemnification of the Creditor Parties against, among other things, any possible losses or other consequences of any Environmental Claim, including the risk of expropriation, arrest or any form of detention of any Ship, or the imposition of any Security Interest over any Ship and/or any other matter capable of being insured against under a mortgagee’s interest additional perils policy;

and the Borrower shall upon demand fully indemnify the Security Trustee in respect of all premiums and other reasonable expenses which are incurred in connection with or with a view to effecting, maintaining or renewing any such insurance or dealing with, or considering, any matter arising out of any such insurance.

13.17	Review of insurance requirements. The Security Trustee shall be entitled to review after prior consultation with the Borrower the requirements of this Clause 13 from time to time in order to take account of any changes in circumstances after the date of this Agreement which are, in the opinion of the Security Trustee, significant and capable of affecting the Owners or the Ships and its or their insurance (including, without limitation, changes in the availability or the cost of insurance coverage or the risks to which the Owners may be subject).

13.18	Modification of insurance requirements. The Security Trustee shall notify the Borrower and the Owners of any proposed modification under Clause 13.17 to the requirements of this Clause 13 which the Security Trustee reasonably considers appropriate in the circumstances, and such modification shall take effect on and from the date it is notified in writing to the Borrower and the Owners as an amendment to this Clause 13 and shall bind the Borrower accordingly.

13.19	Compliance with mortgagee’s instructions. The Security Trustee shall be entitled (without prejudice to or limitation of any other rights which it may have or acquire under any Finance Document) to require any Ship to remain at any safe port or to proceed to and remain at any safe port designated by the Security Trustee until the Owners implement any amendments to the terms of the obligatory insurances and any operational changes required as a result of a notice served under Clause 13.18 and the Borrower shall procure that the Owners comply with any such requirement.

14	SHIP COVENANTS

14.1	General. The Borrower also undertakes with each Creditor Party to procure that each Owner shall comply with the following provisions of this Clause 14 at all times during the Security Period except as the Agent, with the authorisation of the Majority Lenders, may otherwise permit.

14.2	Ship’s name and registration. The Borrower shall procure that each Owner shall keep the Ship owned by it registered in its name as a Greek ship, shall not do or allow to be done anything as a result of which such registration might be cancelled or imperilled and shall not change the port of registry of that Ship. A Ship’s name may be changed by the Owner of it but only after prior written notification to the Agent of the proposed name has been given with an undertaking to provide an updated transcript of register (or equivalent document) forthwith upon such change of name being effected.

14.3	Repair and classification. The Borrower shall procure that each Owner shall keep the Ship owned by it in a good and safe condition and state of repair:

(a)	consistent with first-class ship ownership and management practice;

(b)	so as to maintain the highest class with a classification society acceptable to the Agent free of overdue recommendations and conditions; and

(c)	so as to comply with all laws and regulations applicable to vessels registered on the Greek flag or to vessels trading to any jurisdiction to which that Ship may trade from time to time including, but not limited to, the ISM Code and the ISM Code Documentation.

14.4	Classification society undertaking. The Borrower shall procure that each Owner shall instruct the classification society of the Ship owned by it to do all or any of the following at any time after the occurrence of an Event of Default which is continuing (and procure that the classification society undertakes with the Security Trustee at such time):

(a)	to send to the Security Trustee, following receipt of a written request from the Security Trustee, certified true copies of all original class records held by the classification society in relation to that Ship;

(b)	to allow the Security Trustee (or its agents), at any time and from time to time, to inspect the original class and related records of that Owner and that Ship at the offices of the classification society and to take copies of them;

(c)	to notify the Security Trustee immediately in writing if the classification society:

(i)	receives notification from that Owner or any person that that Ship’s classification society is to be changed; or

(ii)	becomes aware of any facts or matters which may result in or have resulted in a change, suspension, discontinuance, withdrawal or expiry of that Ship’s class under the rules or terms and conditions of that Owner’s or that Ship’s membership of the classification society;

(d)	following receipt of a written request from the Security Trustee:

(i)	to confirm that that Owner is not in default of any of its contractual obligations or liabilities to the classification society and, without limiting the foregoing, that it has paid in full all fees or other charges due and payable to the classification society; or

(ii)	if that Owner is in default of any of its contractual obligations or liabilities to the classification society, to specify to the Security Trustee in reasonable detail the facts and circumstances of such default, the consequences thereof, and any remedy period agreed or allowed by the classification society.

14.5	Modification. The Borrower shall procure that that Owner shall make any modification or repairs to, or replacement of, the Ship owned by it or equipment installed on her which would or might materially alter the structure, type or performance characteristics of that Ship or materially reduce her value.

14.6	Removal of parts. The Borrower shall procure that no Owner shall remove any material part of the Ship owned by it, or any item of equipment installed on, that Ship unless the part or item so removed is forthwith replaced by a suitable part or item which is in the same condition as or better condition than the part or item removed, is free from any Security Interest or any right in favour of any person other than the Security Trustee and becomes on installation on that Ship the property of that Owner and subject to the security constituted by the relevant Mortgage Provided that an Owner may install equipment owned by a third party if the equipment can be removed without any risk of damage to the Ship owned by it.

14.7	Surveys. The Borrower shall procure that each Owner shall submit the Ship owned by it regularly to all periodical or other surveys which may be required for classification purposes and, if so required by the Security Trustee provide, the Security Trustee with copies of all survey reports.

14.8	Inspection. The Borrower shall procure that each Owner shall permit the Security Trustee (by surveyors or other persons appointed by it for that purpose) to board the Ship owned by it at all reasonable times (but in any event without interfering with the ordinary trading of that Ship), subject to receiving reasonable prior notice from the Security Trustee, to inspect her condition or to satisfy themselves about proposed or executed repairs and shall afford all proper facilities for such inspections.

14.9	Prevention of and release from arrest. The Borrower shall procure that each Owner shall promptly discharge:

(a)	all liabilities which give or may give rise to maritime or possessory liens on or claims enforceable against the Ship owned by it, her Earnings or her Insurances other than such liens and claims arising in the ordinary course of business (which must in any event be discharged in accordance with best ship management practice);

(b)	all taxes, dues and other amounts charged in respect of the Ship owned by it, her Earnings or her Insurances; and

(c)	all other outgoings whatsoever in respect of the Ship owned by it, her Earnings or her Insurances;

and, forthwith upon receiving notice of the arrest of that Ship, or of her detention in exercise or purported exercise of any lien or claim, the Borrower shall procure that the Owner of that Ship shall procure her release by providing bail or otherwise as the circumstances may require.

14.10	Compliance with laws etc. The Borrower shall procure that each Owner shall:

(a)	comply, or procure compliance with, the ISM Code, all Environmental Laws and all other laws or regulations relating to the Ship owned by it, its ownership, operation and management or to the business of that Owner;

(b)	not employ the Ship owned by it nor allow her employment in any manner contrary to any law or regulation in any relevant jurisdiction including, but not limited to, the ISM Code; and

(c)	in the event of hostilities in any part of the world (whether war is declared or not), not cause or permit the Ship owned by it to enter or trade to any zone which is declared a war zone by any government or by that Ship’s war risks insurers unless, in the case of such a zone where an additional premium would be payable, prior notification in writing to the Security Trustee has been given and that Owner has (at its expense) effected any special, additional or modified insurance cover required and also notified to the Security Trustee.

14.11	Provision of information. The Borrower shall procure that each Owner shall promptly provide the Security Trustee with any information which it requests (which request shall be reasonable prior to the occurrence of an Event of Default which is continuing) regarding:

(a)	the Ship owned by it, her employment, position and engagements;

(b)	the Earnings and payments and amounts due to the master and crew of the Ship owned by it;

(c)	any expenses incurred, or likely to be incurred, in connection with the operation, maintenance or repair of the Ship owned by it and any payments made in respect of that Ship;

(d)	any towages and salvages; and

(e)	that Owner’s compliance, or the compliance of the Ship owned by it, with the ISM Code;

and, upon the Security Trustee’s request, provide copies of any current charter relating to the Ship owned by it, of any current charter guarantee and of the ISM Code Documentation.

14.12	Notification of certain events. The Borrower shall procure that each Owner shall immediately notify the Security Trustee by fax, confirmed forthwith by letter, of:

(a)	any casualty which is or is likely to be or to become a Major Casualty;

(b)	any occurrence as a result of which the Ship owned by it has become or is, by the passing of time or otherwise, likely to become a Total Loss;

(c)	any requirement or recommendation made by any insurer or classification society or by any competent authority which is not complied with in accordance with its terms;

(d)	any arrest or detention of the Ship owned by it, any exercise or purported exercise of any lien on that Ship or her Earnings or any requisition of that Ship for hire;

(e)	any intended dry docking of the Ship owned by it;

(f)	any Environmental Claim made against that Owner or in connection with the Ship owned by it, or any Environmental Incident;

(g)	any claim for breach of the ISM Code being made against that Owner and, to the extent that that Owner is aware of such claim, an ISM Responsible Person, the Approved Manager or otherwise in connection with the Ship owned by it; or

(h)	any other matter, event or incident, actual or threatened the effect of which will or could lead to the ISM Code not being complied with;

and that that Owner shall keep the Security Trustee advised in writing on a regular basis and in such detail as the Security Trustee shall require of that Owner’s or any other person’s response to any of those events or matters.

14.13	Restrictions on chartering, appointment of managers etc. The Borrower shall procure that no Owner shall, in relation to the Ship owned by it, without the prior written consent of the Security Trustee (such consent not to be unreasonably withheld or delayed with respect to sub-clauses (a) and (b)):

(a)	let the Ship owned by it on demise charter for any period;

(b)	enter into any time or consecutive voyage charter in respect of the Ship owned by it for a term which exceeds, or which by virtue of any optional extensions may exceed, 13 months;

(c)	charter the Ship owned by it otherwise than on bona fide arm’s length terms at the time when that Ship is fixed;

(d)	appoint a manager of the Ship owned by it other than the Approved Manager or agree to any alteration to the terms of the Approved Manager’s appointment;

(e)	de-activate or lay up the Ship owned by it; or

(f)	put the Ship owned by it into the possession of any person for the purpose of work being done upon her in an amount exceeding or likely to exceed $1,000,000 (or the equivalent in any other currency) unless that person has first given to the Security Trustee and in terms satisfactory to it a written undertaking not to exercise any lien on that Ship or her Earnings for the cost of such work or otherwise or other arrangements satisfactory to the Security Trustee are made to ensure that no such lien will be exercised.

14.14	Notice of Mortgage. The Borrower shall procure that each Owner shall keep the relevant Mortgage registered against the Ship owned by it as a valid first priority mortgage, carry on board that Ship a certified copy of the relevant Mortgage and place and maintain in a conspicuous place in the navigation room and the Master’s cabin of that Ship a framed printed notice stating that that Ship is mortgaged by that Owner to the Security Trustee.

14.15	Sharing of Earnings. The Borrower shall procure that no Owner shall:

(a)	enter into any agreement or arrangement for the sharing of any Earnings;

(b)	enter into any agreement or arrangement for the postponement of any date on which any Earnings are due; the reduction of the amount of any Earnings or otherwise for the release or adverse alteration of any right of that Owner to any Earnings; or

(c)	enter into any agreement or arrangement for the release of, or adverse alteration to, any guarantee or Security Interest relating to any Earnings.

15	SECURITY COVER

15.1	Provision of additional security cover; prepayment of Loan. The Borrower undertakes with each Creditor Party that, if the Agent notifies the Borrower that:

(a)	the aggregate of the market values (determined as provided below) of the Ships; plus

(b)	the net realisable value of any additional security (other than security over Liquid Assets) previously provided under this Clause 15;

is below 125 per cent. of the Loan, the Borrower will, within 14 Business Days after the date on which the Agent’s notice is served, either:

(i)	provide, or ensure that a third party provides, additional security acceptable to the Lenders which, in the opinion of the Majority Lenders, has a net realisable value at least equal to the shortfall and which, if it consists of or includes a Security Interest, covers such asset or assets and is documented in such terms as the Agent may, with authorisation from the Majority Lenders, approve or require; or

(ii)	prepay in accordance with Clause 8 such part (at least) of the Loan as will eliminate the shortfall.

15.2	Meaning of additional security. In Clause 15.1 “security” means a Security Interest over an asset or assets acceptable to the Lenders (whether securing the Borrower’s liabilities under the Finance Documents or a guarantee in respect of those liabilities), or a guarantee, letter of credit or other security in respect of the Borrower’s liabilities under the Finance Documents.

15.3	Requirement for additional documents. The Borrower shall not be deemed to have complied with Clause 15.1(i) until the Agent has received in connection with the additional security certified copies of documents of the kinds referred to in paragraphs 3, 4 and 5 of Schedule 3 Part A and such legal opinions in terms acceptable to the Majority Lenders from such lawyers as they may select.

15.4	Valuation of Ship. The market value of a Ship at any date is that shown by taking the average of 2 valuations prepared:

(a)	as at a date not more than 14 days previously;

(b)	by 2 Approved Brokers, one appointed by the Agent and the other by the Borrower, with both reporting to the Agent;

(c)	with or without physical inspection of that Ship (as the Agent may require);

(d)	on the basis of a sale for prompt delivery for cash on normal arm’s length commercial terms as between a willing seller and a willing buyer, free of any existing charter or other contract of employment; and

(e)	after deducting the estimated amount of the usual and reasonable expenses which would be incurred in connection with the sale.

15.5	Value of additional security. The net realisable value of any additional security which is provided under Clause 15.1 and which consists of a Security Interest over a vessel shall be that shown by a valuation complying with the requirements of Clause 15.4.

15.6	Valuations binding. Any valuation under Clause 15.1(i), 15.4 or 15.5 shall, in the absence of manifest error, be binding and conclusive as regards the Borrower, as shall be any valuation which the Majority Lenders make of a security which does not consist of or include a Security Interest.

15.7	Provision of information. The Borrower shall promptly provide the Agent and any Approved Broker or expert acting under Clause 15.4 or 15.5 with any information which the Agent or the Approved Broker or expert may reasonably request for the purposes of the valuation; and, if the Borrower fails to provide the information by the date specified in the request, the valuation may be made on any basis and assumptions which the Approved Broker or the Majority Lenders (or the expert appointed by them) consider prudent.

15.8	Payment of valuation expenses. Without prejudice to the generality of the Borrower’s obligations under Clauses 20.2, 20.3 and 21.3, the Borrower shall, on demand, pay the Agent the amount of the reasonable fees and expenses of any shipbroker or expert instructed by the Agent under this Clause and all legal and other expenses reasonably incurred by any Creditor Party in connection with any matter arising out of this Clause Provided that if no Event of Default shall have occurred and be continuing the Borrower shall only be obliged to pay any such fees and expenses in respect of one set of valuations for each Ship in each calendar year.

16	PAYMENTS AND CALCULATIONS

16.1	Currency and method of payments. All payments to be made:

(a)	by the Lenders to the Agent; or

(b)	by the Borrower to the Agent, the Security Trustee or any Lender;

under a Finance Document shall be made to the Agent or to the Security Trustee, in the case of an amount payable to it:

(i)	by not later than 11.00 a.m. (New York City time) on the due date;

(ii)	in same day Dollar funds settled through the New York Clearing House Interbank Payments System (or in such other Dollar funds and/or settled in such other manner as the Agent shall specify as being customary at the time for the settlement of international transactions of the type contemplated by this Agreement);

(iii)	to the account of the Agent at Citibank N.A., New York (Account No 36008979), or to such other account with such other bank as the Agent may from time to time notify to the Borrower and the other Creditor Parties; and

(iv)	in the case of an amount payable to the Security Trustee, to such account as it may from time to time notify to the Borrower and the other Creditor Parties.

16.2	Payment on non-Business Day. If any payment by the Borrower under a Finance Document would otherwise fall due on a day which is not a Business Day:

(a)	the due date shall be extended to the next succeeding Business Day; or

(b)	if the next succeeding Business Day falls in the next calendar month, the due date shall be brought forward to the immediately preceding Business Day;

and interest shall be payable during any extension under paragraph (a) at the rate payable on the original due date.

16.3	Basis for calculation of periodic payments. All interest and commitment fee and any other payments under any Finance Document which are of an annual or periodic nature shall accrue from day to day and shall be calculated on the basis of the actual number of days elapsed and a 360 day year.

16.4	Distribution of payments to Creditor Parties. Subject to Clauses 16.5, 16.6 and 16.7:

(a)	any amount received by the Agent under a Finance Document for distribution or remittance to a Lender, the Swap Bank or the Security Trustee shall be made available by the Agent to that Lender, the Swap Bank or, as the case may be, the Security Trustee by payment, with funds having the same value as the funds received, to such account as the Lender or the Swap Bank or the Security Trustee may have notified to the Agent not less than 5 Business Days previously; and

(b)	amounts to be applied in satisfying amounts of a particular category which are due to the Lenders and/or the Swap Bank generally shall be distributed by the Agent to each Lender and the Swap Bank pro rata to the amount in that category which is due to it.

16.5	Permitted deductions by Agent. Notwithstanding any other provision of this Agreement or any other Finance Document, the Agent may, before making an amount available to a Lender or the Swap Bank, deduct and withhold from that amount any sum which is then due and payable to the Agent from that Lender or the Swap Bank under any Finance Document or any sum which the Agent is then entitled under any Finance Document to require that Lender or the Swap Bank to pay on demand.

16.6	Agent only obliged to pay when monies received. Notwithstanding any other provision of this Agreement or any other Finance Document, the Agent shall not be obliged to make available to the Borrower or any Lender or the Swap Bank any sum which the Agent is expecting to receive for remittance or distribution to the Borrower or that Lender or the Swap Bank until the Agent has satisfied itself that it has received that sum.

16.7	Refund to Agent of monies not received. If and to the extent that the Agent makes available a sum to the Borrower or a Lender or the Swap Bank, without first having received that sum, the Borrower or (as the case may be) the Lender concerned or the Swap Bank shall, on demand:

(a)	refund the sum in full to the Agent; and

(b)	pay to the Agent the amount (as certified by the Agent) which will indemnify the Agent against any funding or other loss, liability or expense incurred by the Agent as a result of making the sum available before receiving it.

16.8	Agent may assume receipt. Clause 16.7 shall not affect any claim which the Agent has under the law of restitution, and applies irrespective of whether the Agent had any form of notice that it had not received the sum which it made available (except an express notice from a Lender that it will not fund its Contribution).

16.9	Creditor Party accounts. Each Creditor Party shall maintain accounts showing the amounts owing to it by the Borrower and each Security Party under the Finance Documents and all payments in respect of those amounts made by the Borrower and any Security Party.

16.10	Agent’s memorandum account. The Agent shall maintain a memorandum account showing the amounts advanced by the Lenders and all other sums owing to the Agent, the Security Trustee and each Lender from the Borrower and each Security Party under the Finance Documents and all payments in respect of those amounts made by the Borrower and any Security Party.

16.11	Accounts prima facie evidence. If any accounts maintained under Clauses 16.9 and 16.10 show an amount to be owing by the Borrower or a Security Party to a Creditor Party, those accounts shall be prima facie evidence that that amount is owing to that Creditor Party.

17	APPLICATION OF RECEIPTS

17.1	Normal order of application. Except as any Finance Document may otherwise provide, any sums which are received or recovered by any Creditor Party under or by virtue of any Finance Document after the service of notice on the Borrower under Clause 19.2(a)(i) or (ii) shall be applied:

FIRST: in or towards satisfaction of any amounts then due and payable under the Finance Documents or the Master Agreement in the following proportions:

(a)	first, in or towards satisfaction pro rata of all amounts then due and payable to the Creditor Parties under the Finance Documents and the Master Agreement (in respect of Designated Transaction) other than those amounts referred to at (b) and (c) below (including, but without limitation, all amounts payable by the Borrower under Clauses 20, 21 and 22 of this Agreement or by the Borrower or any Security Party under any corresponding or similar provision in any other Finance Document or in the Master Agreement);

(b)	secondly, in or towards satisfaction pro rata of any and all amounts of interest or default interest payable to the Creditor Parties under the Finance Documents and the Master Agreement (in respect of Designated Transaction) (and, for this purpose, the expression “interest” shall include any net amount which the Borrower shall have become liable to pay or deliver under section 2(e) (Obligations) of the Master Agreement (in respect of Designated Transaction) but shall have failed to pay or deliver to the Swap Bank at the time of application or distribution under this Clause 17); and

(c)	thirdly, in or towards satisfaction pro rata of the Loan and the Swap Exposure (in the case of the latter, calculated as at the actual Early Termination Date applying to each particular Designated Transaction, or if no such Early Termination Date shall have occurred, calculated as if an Early Termination Date occurred on the date of application or distribution hereunder);

SECONDLY: in retention of an amount equal to any amount not then due and payable under any Finance Document or the Master Agreement (in respect of Designated Transaction) but which the Agent, by notice to the Borrower, the Security Parties and the other Creditor Parties, states in its opinion will or may become due and payable in the future and, upon those amounts becoming due and payable, in or towards satisfaction of them in accordance with the foregoing provisions of this Clause; and

THIRDLY: any surplus shall be paid to the Borrower or to any other person appearing to be entitled to it.

17.2	Variation of order of application. The Agent may (following the occurrence of an Event of Default or a Potential Event of Default which is continuing), with the authorisation of all the Lenders and the Swap Bank, by notice to the Borrower, the Security Parties and the other Creditor Parties provide for a different manner of application from that set out in Clause 17.1 either as regards a specified sum or sums or as regards sums in a specified category or categories.

17.3	Notice of variation of order of application. The Agent may give notices under Clause 17.2 from time to time in respect of sums which may be received or recovered in the future.

17.4	Appropriation rights overridden. This Clause 17 and any notice which the Agent gives under Clause 17.2 shall override any right of appropriation possessed, and any appropriation made, by the Borrower or any Security Party.

18	APPLICATION OF EARNINGS

18.1	Payment of Earnings. Until the occurrence of an Event of Default, all the Earnings of the Ships shall be freely available to the Owners and the Borrower. Following the occurrence of an Event of Default which is continuing, the Earnings of the Ships shall be paid to such account or accounts as the Agent (with the authorisation of the Majority Lenders) shall notify to the Borrower.

19	EVENTS OF DEFAULT

19.1	Events of Default. An Event of Default occurs if:

(a)	the Borrower or any Security Party fails to pay when due or (if so payable) on demand any sum payable under a Finance Document or under any document relating to a Finance Document; such failure shall not constitute an Event of Default if:

(i)	such failure is due to a bank payment transmission error; and

(ii)	the Borrower or relevant Security Party remedies such failure within 2 Business Days of notice from the Agent; or

(b)	any breach occurs of Clause 9.2, 11.2, 11.3, 11.4, 12.2, 12.3, 12.4, 13.2 or 15.1; or

(c)	any breach by the Borrower or any Security Party occurs of any provision of a Finance Document (other than a breach covered by paragraphs (a) or (b)) unless, in the opinion of the Majority Lenders, such default is capable of remedy, and such default is remedied within 14 Business Days after written notice from the Agent requesting action to remedy the same; or

(d)	(subject to any applicable grace period specified in the Finance Document) any breach (which the Security Trustee considers, in its discretion, to be material) by the Borrower or any Security Party occurs of any provision of a Finance Document (other than a breach covered by paragraphs (a), (b) or (c)); or

(e)	any representation, warranty or statement (which the Security Trustee considers, in its discretion, to be material) made by, or by an officer of, the Borrower or a Security Party in a Finance Document or in a Drawdown Notice or any other notice or document relating to a Finance Document is untrue or misleading when it is made; or

(f)	any of the following occurs in relation to any Financial Indebtedness of a Relevant Person in an amount exceeding $500,000 in aggregate (or its equivalent in any other currency or currencies):

(i)	any such Financial Indebtedness of a Relevant Person is not paid when due or, if so payable, on demand; or

(ii)	any such Financial Indebtedness of a Relevant Person becomes due and payable or capable of being declared due and payable prior to its stated maturity date as a consequence of any event of default; or

(iii)	a lease, hire purchase agreement or charter creating any such Financial Indebtedness of a Relevant Person is terminated by the lessor or owner or becomes capable of being terminated as a consequence of any termination event; or

(iv)	any overdraft, loan, note issuance, acceptance credit, letter of credit, guarantee, foreign exchange or other facility, or any swap or other derivative contract or transaction, relating to any such Financial Indebtedness of a Relevant Person ceases to be available or becomes capable of being terminated as a result of any event of default, or cash cover is required, or becomes capable of being required, in respect of such a facility as a result of any event of default; or

(v)	any Security Interest securing any such Financial Indebtedness of a Relevant Person becomes enforceable; or

(g)	any of the following occurs in relation to a Relevant Person:

(i)	a Relevant Person becomes unable to pay its debts as they fall due; or

(ii)	any assets of a Relevant Person are subject of any form of execution, attachment, sequestration or distress in respect of a sum of, or sums aggregating, $100,000 (or $500,000 in the case of the Borrower) or more or the equivalent in another currency; or

(iii)	any administrative or other receiver is appointed over any asset of a Relevant Person; or

(iv)	a Relevant Person makes any formal declaration of bankruptcy or any formal statement to the effect that it is insolvent or likely to become insolvent, or a winding up or administration order is made in relation to a Relevant Person, or the members or directors of a Relevant Person pass a resolution to the effect that it should be wound up, placed in administration or cease to carry on business, save that this paragraph does not apply to a fully solvent winding up of a Relevant Person other than the Borrower or an Owner which is, or is to be, effected for the purposes of an amalgamation or reconstruction previously approved by the Majority Lenders and effected not later than 3 months after the commencement of the winding up; or

(v)	a petition is presented in any Pertinent Jurisdiction for the winding up or administration, or the appointment of a provisional liquidator, of a Relevant Person unless, in the case of an involuntary petition, the petition is being contested in good faith and on substantial grounds and is dismissed or withdrawn within 30 days of the presentation of the petition; or

(vi)	a Relevant Person petitions a court, or presents any proposal for, any form of judicial or non-judicial suspension or deferral of payments, reorganisation of its debt (or certain of its debt) or arrangement with all or a substantial proportion (by number or value) of its creditors or of any class of them or any such suspension or deferral of payments, reorganisation or arrangement is effected by court order, contract or otherwise; or

(vii)	any meeting of the members or directors of a Relevant Person is summoned for the purpose of considering a resolution or proposal to authorise or take any action of a type described in paragraphs (iii), (iv), (v) or (vi); or

(viii)	in a Pertinent Jurisdiction other than England, any event occurs or any procedure is commenced which, in the opinion of the Majority Lenders, is similar to any of the foregoing; or

(h)	the Borrower ceases or suspends carrying on its business or a part of its business which, in the opinion of the Majority Lenders, is material in the context of this Agreement; or

(i)	it becomes unlawful in any Pertinent Jurisdiction or impossible:

(i)	for the Borrower or any Security Party to discharge any liability under a Finance Document or to comply with any other obligation which the Majority Lenders consider material under a Finance Document; or

(ii)	for the Agent, the Security Trustee or the Lenders or the Swap Bank to exercise or enforce any right under, or to enforce any Security Interest created by, a Finance Document; or

(j)	any consent necessary to enable any Owner to own, operate or charter the Ship owned by it or to enable the Borrower, any Owner or any Security Party to comply with any provision which the Majority Lenders consider material of a Finance Document is not granted, expires without being renewed, is revoked or becomes liable to revocation or any condition of such a consent is not fulfilled; or

(k)	any party (or parties acting in concert) other than members of the Tsakos family (either directly and/or through companies beneficially owned by the Tsakos family and/or trusts or foundations of which the Tsakos family are beneficiaries) acquires beneficial ownership or control of the voting rights of 40 per cent. or more of the issued share capital of the Borrower or it appears to the Majority Lenders that, without their prior consent, a change has occurred or probably has occurred after the date of this Agreement in the ultimate beneficial ownership of any of the shares in any Owner or a majority of the shares in the Approved Manager or in the ultimate control of the voting rights attaching to any of those shares; or

(l)	the Borrower’s shares cease to be quoted on the New York Stock Exchange and/or the Oslo Stock Exchange or members of the Tsakos family (either directly and/or through companies beneficially owned by the Tsakos family and/or trusts or foundations of which the Tsakos family are beneficiaries) own and control less than 20 per cent. of the issued share capital of the Borrower; or

(m)	any provision which the Majority Lenders consider material of a Finance Document proves to have been or becomes invalid or unenforceable, or a Security Interest created by a Finance Document proves to have been or becomes invalid or unenforceable or such a Security Interest proves to have ranked after, or loses its priority to, another Security Interest or any other third party claim or interest; or

(n)	the security constituted by a Finance Document is in any way imperilled or in jeopardy; or

(o)	an Event of Default (as defined in section 14 of the Master Agreement) occurs; or

(p)	the Master Agreement is terminated, cancelled, suspended, rescinded or revoked or otherwise ceases to remain in full force and effect for any reason except with the consent of the Agent, acting with the authorisation of the Majority Lenders; or

(q)	any other event occurs or any other circumstances arise or develop including, without limitation:

(i)	a change in the financial position, state of affairs or prospects of the Borrower or any Owner; or

(ii)	any accident or other event involving any Ship or another vessel owned, chartered or operated by a Relevant Person;

in the light of which the Majority Lenders consider that there is a material risk that the Borrower or any Owner is, or will later become, unable to discharge its or their liabilities under the Finance Documents as they fall due.

19.2	Actions following an Event of Default. On, or at any time after, the occurrence of an Event of Default which is continuing:

(a)	the Agent may, and if so instructed by the Majority Lenders, the Agent shall:

(i)	serve on the Borrower a notice stating that the Commitments and all other obligations of each Lender to the Borrower under this Agreement are terminated; and/or

(ii)	serve on the Borrower a notice stating that the Loan, all accrued interest and all other amounts accrued or owing under this Agreement are immediately due and payable or are due and payable on demand; and/or

(iii)	take any other action which, as a result of the Event of Default or any notice served under paragraph (i) or (ii), the Agent and/or the Lenders are entitled to take under any Finance Document or any applicable law; and/or

(b)	the Security Trustee may, and if so instructed by the Agent (acting with the authorisation of the Majority Lenders), the Security Trustee shall take any action which, as a result of the Event of Default or any notice served under paragraph (a) (i) or (ii), the Security Trustee, the Agent and/or the Lenders and/or the Swap Bank are entitled to take under any Finance Document or any applicable law.

19.3	Termination of Commitments. On the service of a notice under paragraph (a)(i) of Clause 19.2, the Commitments and all other obligations of each Lender to the Borrower under this Agreement shall terminate.

19.4	Acceleration of Loan. On the service of a notice under paragraph (a)(ii) of Clause 19.2, the Loan, all accrued interest and all other amounts accrued or owing from the Borrower or any Security Party under this Agreement and every other Finance Document shall become immediately due and payable or, as the case may be, payable on demand.

19.5	Multiple notices; action without notice. The Agent may serve notices under paragraphs (a) (i) and (ii) of Clause 19.2 simultaneously or on different dates and it and/or the Security Trustee may take any action referred to in that Clause if no such notice is served or simultaneously with or at any time after the service of both or either of such notices.

19.6	Notification of Creditor Parties and Security Parties. The Agent shall send to each Lender, the Swap Bank, the Security Trustee and each Security Party a copy or the text of any notice which the Agent serves on the Borrower under Clause 19.2; but the notice shall become effective when it is served on the Borrower, and no failure or delay by the Agent to send a copy or the text of the notice to any other person shall invalidate the notice or provide the Borrower or any Security Party with any form of claim or defence.

19.7	Creditor Party rights unimpaired. Nothing in this Clause shall be taken to impair or restrict the exercise of any right given to individual Lenders or the Swap Bank under a Finance Document, the Master Agreement or the general law; and, in particular, this Clause is without prejudice to Clause 3.1.

19.8	Exclusion of Creditor Party liability. No Creditor Party, and no receiver or manager appointed by the Security Trustee, shall have any liability to the Borrower or a Security Party:

(a)	for any loss caused by an exercise of rights under, or enforcement of a Security Interest created by, a Finance Document or by any failure or delay to exercise such a right or to enforce such a Security Interest; or

(b)	as mortgagee in possession or otherwise, for any income or principal amount which might have been produced by or realised from any asset comprised in such a Security Interest or for any reduction (however caused) in the value of such an asset;

except that this does not exempt a Creditor Party or a receiver or manager from liability for losses shown to have been caused by the gross negligence or the wilful misconduct of such Creditor Party’s own officers and employees or (as the case may be) such receiver’s or manager’s own partners or employees.

19.9	Relevant Persons. In this Clause 19 a “Relevant Person” means the Borrower, a Security Party and any company which is a subsidiary of the Borrower or a Security Party or of which a Security Party is a subsidiary but excluding any company which is dormant and the value of whose gross assets is $50,000 or less.

19.10	Interpretation. In Clause 19.1(f) references to an event of default or a termination event include any event, howsoever described, which is similar to an event of default in a facility agreement or a termination event in a finance lease; and in Clause 19.1(g) “petition” includes an application.

19.11	Position of Swap Bank. Neither the Agent nor the Security Trustee shall be obliged, in connection with any action taken or proposed to be taken under or pursuant to the foregoing provisions of this Clause 19, to have any regard to the requirements of the Swap Bank except to the extent that the Swap Bank is also a Lender.

20	FEES AND EXPENSES

20.1	Arrangement, commitment, agency fees. The Borrower shall pay to the Agent:

(a)	on each Drawdown Date an arrangement fee of an amount previously agreed in writing between the Agent and the Borrower for distribution among the Lenders in the proportions agreed;

(b)	on the date of this Agreement and quarterly thereafter in arrears (and on termination of the Total Commitments) during the period from 8 August 2002 to the date on which the Total Commitments are terminated, for the account of the Lenders, a commitment fee at the rate of 0.20 per cent. per annum on the amount of the Total Commitments less the amount of the Loan, for distribution among the Lenders pro rata to their Commitments; and

(c)	on the date of this Agreement and on each anniversary thereof during the Security Period, an annual agency fee of an amount previously agreed in writing between the Agent and the Borrower, such agency fee to be payable to the Agent in advance for its own account.

20.2	Costs of negotiation, preparation etc. The Borrower shall pay to the Agent on its demand the amount of all expenses reasonably incurred by the Agent, the Lenders or the Security Trustee in connection with the negotiation, preparation, execution or registration of any Finance Document or any related document or with any transaction contemplated by a Finance Document or a related document.

20.3	Costs of variations, amendments, enforcement etc. The Borrower shall pay to the Agent, on the Agent’s demand, the amount of all expenses (which, in the case of (a), (b) and (c) below shall be reasonably incurred) by a Lender or the Swap Bank in connection with:

(a)	any amendment or supplement to a Finance Document, or any proposal for such an amendment to be made;

(b)	any consent or waiver by the Lenders, the Swap Bank, the Majority Lenders or the Lender or the Swap Bank concerned under or in connection with a Finance Document, or any request for such a consent or waiver;

(c)	the valuation of any security provided or offered under Clause 15 or any other matter relating to such security; or

(d)	any step taken by the Lender concerned or the Swap Bank with a view to the protection, exercise or enforcement of any right or Security Interest created by a Finance Document or for any similar purpose.

There shall be recoverable under paragraph (d) the full amount of all legal expenses, whether or not such as would be allowed under rules of court or any taxation or other procedure carried out under such rules.

20.4	Documentary taxes. The Borrower shall promptly pay any tax payable on or by reference to any Finance Document, and shall, on the Agent’s demand, fully indemnify each Creditor Party against any liabilities and expenses resulting from any failure or delay by the Borrower to pay such a tax.

20.5	Finance Services Authority fees. The Borrower shall pay to the Agent, on the Agent’s demand, for the account of the Lender concerned the amounts which the Agent from time to time notifies the Borrower that a Lender has notified the Agent to be necessary to compensate it for the cost attributable to its Contribution resulting from the imposition from time to time under or pursuant to the Bank of England Act 1998 and/or by the Bank of England and/or by the Finance Services Authority (or other United Kingdom governmental authorities or agencies) of a requirement to pay fees to the Finance Services Authority calculated by reference to liabilities used to fund its Contribution.

20.6	Certification of amounts. A notice which is signed by an officer of a Creditor Party, which states that a specified amount, or aggregate amount, is due to that Creditor Party under this Clause 20 and which indicates (without necessarily specifying a detailed breakdown) the matters in respect of which the amount, or aggregate amount, is due shall be prima facie evidence that the amount, or aggregate amount, is due.

21	INDEMNITIES

21.1	Indemnities regarding borrowing and repayment of Loan. The Borrower shall fully indemnify the Agent and each Lender on the Agent’s demand and the Security Trustee on its demand in respect of all expenses, liabilities and losses which are incurred by that Creditor Party, or which that Creditor Party reasonably and with due diligence estimates that it will incur, as a result of or in connection with:

(a)	an Advance not being borrowed on the date specified in the Drawdown Notice for any reason other than a default by the Lender claiming the indemnity;

(b)	the receipt or recovery of all or any part of the Loan or an overdue sum otherwise than on the last day of an Interest Period applicable to it or other relevant period;

(c)	any failure (for whatever reason) by the Borrower to make payment of any amount due under a Finance Document on the due date or, if so payable, on demand (after giving credit for any default interest paid by the Borrower on the amount concerned under Clause 7);

(d)	the occurrence and/or continuance of an Event of Default or a Potential Event of Default and/or the acceleration of repayment of the Loan under Clause 19;

and in respect of any tax (other than tax on its overall net income) for which a Creditor Party is liable in connection with any amount paid or payable to that Creditor Party (whether for its own account or otherwise) under any Finance Document.

21.2	Breakage costs. Without limiting its generality, Clause 21.1 covers any liability, expense or loss, including a loss of a prospective profit, incurred by a Lender:

(a)	in liquidating or employing deposits from third parties acquired or arranged to fund or maintain all or any part of its Contribution and/or any overdue amount (or an aggregate amount which includes its Contribution or any overdue amount); and

(b)	in terminating, or otherwise in connection with, any interest and/or currency swap or any other transaction entered into (whether with another legal entity or with another office or department of the Lender concerned) to hedge any exposure arising under this Agreement or that part which the Lender concerned determines is fairly attributable to this Agreement of the amount of the liabilities, expenses or losses (including losses of prospective profits) incurred by it in terminating, or otherwise in connection with, a number of transactions of which this Agreement is one.

21.3	Miscellaneous indemnities. The Borrower shall fully indemnify each Creditor Party severally on their respective demands in respect of all claims, demands, proceedings, liabilities, taxes, losses and expenses of every kind (“liability items”) which may be made or brought against, or incurred by, the Creditor Party concerned, in any country, in relation to:

(a)	any action taken, or omitted or neglected to be taken, under or in connection with any Finance Document by the Creditor Party concerned or by any receiver appointed under a Finance Document;

(b)	any other event, matter or question which occurs or arises at any time during the Security Period and which has any connection with, or any bearing on, any Finance Document, any payment or other transaction relating to a Finance Document or any asset covered (or previously covered) by a Security Interest created (or intended to be created) by a Finance Document;

other than liability items which are shown to have been caused by the gross negligence or the wilful misconduct of the officers or employees of the Creditor Party concerned.

21.4	Extension of indemnities; environmental indemnity. Without prejudice to its generality, Clause 21.3 covers:

(a)	any matter which would be covered by Clause 20.3 if any of the references in that Clause to a Lender were a reference to the Agent or (as the case may be) to the Security Trustee; and

(b)	any liability items which arise, or are asserted, under or in connection with any law relating to safety at sea, pollution or the protection of the environment.

21.5	Currency indemnity. If any sum due from the Borrower or any Security Party to a Creditor Party under a Finance Document or under any order or judgment relating to a Finance Document has to be converted from the currency in which the Finance Document provided for the sum to be paid (the “Contractual Currency”) into another currency (the “Payment Currency”) for the purpose of:

(a)	making or lodging any claim or proof against the Borrower or any Security Party, whether in its liquidation, any arrangement involving it or otherwise; or

(b)	obtaining an order or judgment from any court or other tribunal; or

(c)	enforcing any such order or judgment;

the Borrower shall indemnify the Creditor Party concerned against the loss arising when the amount of the payment actually received by that Creditor Party is converted at the available rate of exchange into the Contractual Currency.

In this Clause 21.5 the “available rate of exchange” means the rate at which the Creditor Party concerned is able at the opening of business (London time) on the Business Day after it receives the sum concerned to purchase the Contractual Currency with the Payment Currency.

This Clause 21.5 creates a separate liability of the Borrower which is distinct from their other liabilities under the Finance Documents and which shall not be merged in any judgement or order relating to those other liabilities.

21.6	Application to Master Agreement. For the avoidance of doubt, Clause 21.5 does not apply in respect of sums due from the Borrower to the Swap Bank under or in connection with the Master Agreement as to which sums the provisions of section 8 (Contractual Currency) of the Master Agreement shall apply.

21.7	Certification of amounts. A notice which is signed by an officer of a Creditor Party, which states that a specified amount, or aggregate amount, is due to that Creditor Party under this Clause 21 and which indicates (without necessarily specifying a detailed breakdown) the matters in respect of which the amount, or aggregate amount, is due shall be prima facie evidence that the amount, or aggregate amount, is due.

21.8	Sums deemed due to a Lender. For the purposes of this Clause 21, a sum payable by the Borrower to the Agent or the Security Trustee for distribution to a Lender shall be treated as a sum due to that Lender.

22	NO SET-OFF OR TAX DEDUCTION

22.1	No deductions. All amounts due from the Borrower under a Finance Document shall be paid:

(a)	without any form of set-off, cross-claim or condition; and

(b)	free and clear of any tax deduction except a tax deduction which the Borrower is required by law to make.

22.2	Grossing-up for taxes. If the Borrower is required by law to make a tax deduction from any payment:

(a)	the Borrower shall notify the Agent as soon as it becomes aware of the requirement;

(b)	the Borrower shall pay the tax deducted to the appropriate taxation authority promptly, and in any event before any fine or penalty arises;

(c)	the amount due in respect of the payment shall be increased by the amount necessary to ensure that each Creditor Party receives and retains (free from any liability relating to the tax deduction) a net amount which, after the tax deduction, is equal to the full amount which it would otherwise have received.

22.3	Evidence of payment of taxes. Within 1 month after making any tax deduction, the Borrower shall deliver to the Agent documentary evidence satisfactory to the Agent that the tax had been paid to the appropriate taxation authority.

22.4	Exclusion of tax on overall net income. In this Clause 22 “tax deduction” means any deduction or withholding for or on account of any present or future tax except tax on a Creditor Party’s overall net income.

22.5	Lenders as “Eligible Persons”. Each Lender confirms to the Agent (on the date this Agreement, or, in the case of a Lender which becomes a party to this Agreement pursuant to a Transfer Certificate, on the date on which the relevant Transfer Certificate becomes effective) that either:

(a)	it is not resident for tax purposes in the United Kingdom and is beneficially entitled to its Contribution and the interest thereon; or

(b)	it is a bank as defined for the purposes of section 349 of the Income & Corporation Taxes Act of 1988 and is beneficially entitled to its Contribution and the interest thereon,

and each Lender agrees to notify the Agent if there is any change in its position from that set out above.

22.6	Application to Master Agreement. For the avoidance of doubt, Clause 22 does not apply in respect of sums due from the Borrower to the Swap Bank under or in connection with the Master Agreement as to which sums the provisions of section 2(d) (Deduction or Withholding for Tax) of the Master Agreement shall apply.

23	ILLEGALITY, ETC

23.1	Illegality. This Clause 23 applies if a Lender (the “Notifying Lender”) notifies the Agent that it has become, or will with effect from a specified date, become:

(a)	unlawful or prohibited as a result of the introduction of a new law, an amendment to an existing law or a change in the manner in which an existing law is or will be interpreted or applied; or

(b)	contrary to, or inconsistent with, a regulation;

for the Notifying Lender to maintain or give effect to any of its obligations under this Agreement in the manner contemplated by this Agreement.

23.2	Notification of illegality. The Agent shall promptly notify the Borrower, the Security Parties, the Security Trustee and the other Lenders of the notice under Clause 23.1 which the Agent receives from the Notifying Lender.

23.3	Prepayment; termination of Commitment. On the Agent notifying the Borrower under Clause 23.2, the Notifying Lender’s Commitment shall terminate; and thereupon or, if later, on the date specified in the Notifying Lender’s notice under Clause 23.1 as the date on which the notified event would become effective the Borrower shall prepay the Notifying Lender’s Contribution in accordance with Clause 8 (other than Clause 8.8).

24	INCREASED COSTS

24.1	Increased costs. This Clause 24 applies if a Lender (the “Notifying Lender”) notifies the Agent that the Notifying Lender considers that as a result of:

(a)	the introduction or alteration after the date of this Agreement of a law, or a regulation or an alteration after the date of this Agreement in the manner in which a law is interpreted or applied (disregarding any effect which relates to the application to payments under this Agreement of a tax on the Notifying Lender’s overall net income); or

(b)	the effect of complying with any regulation (including any which relates to capital adequacy or liquidity controls or which affects the manner in which the Notifying Lender allocates capital resources to its obligations under this Agreement) which is introduced, or altered, or the interpretation or application of which is altered, after the date of this Agreement, the Notifying Lender (or a parent company of it) has incurred or will incur an “increased cost”, that is to say,:

(i)	an additional or increased cost incurred as a result of, or in connection with, the Notifying Lender having entered into, or being a party to, this Agreement or a Transfer Certificate, of funding or maintaining its Commitment or Contribution or performing its obligations under this Agreement, or of having outstanding all or any part of its Contribution or other unpaid sums;

(ii)	a reduction in the amount of any payment to the Notifying Lender under this Agreement or in the effective return which such a payment represents to the Notifying Lender or on its capital;

(iii)	an additional or increased cost of funding or maintaining all or any of the advances comprised in a class of advances formed by or including the Notifying Lender’s Contribution or (as the case may require) the proportion of that cost attributable to the Contribution; or

(iv)	a liability to make a payment, or a return foregone, which is calculated by reference to any amounts received or receivable by the Notifying Lender under this Agreement;

but not an item attributable to a change in the rate of tax on the overall net income of the Notifying Lender (or a parent company of it) or an item covered by the indemnity for tax in Clause 21.1 or by Clause 22.

For the purposes of this Clause 24.1 the Notifying Lender may in good faith allocate or spread costs and/or losses among its assets and liabilities (or any class thereof) on such basis as it considers appropriate.

24.2	Notification to Borrower of claim for increased costs. The Agent shall promptly notify the Borrower and the Security Parties of the notice which the Agent received from the Notifying Lender under Clause 24.1.

24.3	Payment of increased costs. The Borrower shall pay to the Agent, on the Agent’s demand, for the account of the Notifying Lender the amounts which the Agent from time to time notifies the Borrower that the Notifying Lender has specified to be necessary to compensate the Notifying Lender for the increased cost.

24.4	Notice of prepayment. If the Borrower is not willing to continue to compensate the Notifying Lender for the increased cost under Clause 24.3, the Borrower may give the Agent not less than 3 Business Days’ notice of its intention to prepay the Notifying Lender’s Contribution.

24.5	Prepayment; termination of Commitment. A notice under Clause 24.4 shall be irrevocable; the Agent shall promptly notify the Notifying Lender of the Borrower’s notice of intended prepayment; and:

(a)	on the date on which the Agent serves that notice, the Commitment of the Notifying Lender shall be cancelled; and

(b)	on the date specified in its notice of intended prepayment, the Borrower shall prepay (without premium or penalty) the Notifying Lender’s Contribution, together with accrued interest thereon at the applicable rate plus the Margin (but subject to Clause 21.1).

24.6	Application of prepayment. Clause 8 shall apply in relation to the prepayment.

25	SET-OFF

25.1	Application of credit balances. Each Creditor Party may without prior notice but following the occurrence of an Event of Default which is continuing:

(a)	apply any balance (whether or not then due) which at any time stands to the credit of any account in the name of the Borrower at any office in any country of that Creditor Party in or towards satisfaction of any sum then due from the Borrower to that Creditor Party under any of the Finance Documents; and

(b)	for that purpose:

(i)	break, or alter the maturity of, all or any part of a deposit of the Borrower;

(ii)	convert or translate all or any part of a deposit or other credit balance into Dollars; and/or

(iii)	enter into any other transaction or make any entry with regard to the credit balance which the Creditor Party concerned considers appropriate.

25.2	Existing rights unaffected. No Creditor Party shall be obliged to exercise any of its rights under Clause 25.1; and those rights shall be without prejudice and in addition to any right of set-off, combination of accounts, charge, lien or other right or remedy to which a Creditor Party is entitled (whether under the general law or any document).

25.3	Sums deemed due to a Lender. For the purposes of this Clause 25, a sum payable by the Borrower to the Agent or the Security Trustee for distribution to, or for the account of, a Lender shall be treated as a sum due to that Lender; and each Lender’s proportion of a sum so payable for distribution to, or for the account of, the Lenders shall be treated as a sum due to such Lender.

26	TRANSFERS AND CHANGES IN LENDING OFFICES

26.1	Transfer by Borrower. The Borrower may not, without the prior consent of the Agent, given with the authorisation of all the Lenders:

(a)	transfer any of its rights or obligations under any Finance Document; or

(b)	enter into any merger, de-merger or other reorganisation, or carry out any other act, as a result of which any of its rights or liabilities would vest in, or pass to, another person.

26.2	Transfer by a Lender. Subject to Clause 26.4, a Lender (the “Transferor Lender”) may, with the consent of the Borrower and the Majority Lenders, such consent not to be unreasonably withheld or delayed, cause:

(a)	its rights in respect of all or part of its Contribution; or

(b)	its obligations in respect of all or part of its Commitment; or

(c)	a combination of (a) and (b);

to be (in the case of its rights) transferred to, or (in the case of its obligations) assumed by, another bank or financial institution (a “Transferee Lender”) by delivering to the Agent a completed certificate in the form set out in Schedule 4 with any modifications approved or required by the Agent (a “Transfer Certificate”) executed by the Transferor Lender and the Transferee Lender. Notwithstanding the foregoing, no consent of, or consultation with, the Borrower will be required at any time in respect of any transfer to another Lender or to any person after the occurrence of an Event of Default which is continuing.

Any rights and obligations of the Transferor Lender in its capacity as Agent or Security Trustee will have to be dealt with separately in accordance with the Agency and Trust Agreement.

26.3	Transfer Certificate, delivery and notification. As soon as reasonably practicable after a Transfer Certificate is delivered to the Agent, it shall (unless it has reason to believe that the Transfer Certificate may be defective):

(a)	sign the Transfer Certificate on behalf of itself, the Borrower, the Security Parties, the Security Trustee, each of the other Lenders and the Swap Bank;

(b)	on behalf of the Transferee Lender, send to the Borrower and each Security Party letters or faxes notifying them of the Transfer Certificate and attaching a copy of it; and

(c)	send to the Transferee Lender copies of the letters or faxes sent under paragraph (b).

26.4	Effective Date of Transfer Certificate. A Transfer Certificate becomes effective on the date, if any, specified in the Transfer Certificate as its effective date, provided that it is signed by the Agent under Clause 26.3 on or before that date.

26.5	No transfer without Transfer Certificate. No assignment or transfer of any right or obligation of a Lender under any Finance Document is binding on, or effective in relation to, the Borrower, any Security Party, the Agent or the Security Trustee unless it is effected, evidenced or perfected by a Transfer Certificate.

26.6	Lender re-organisation; waiver of Transfer Certificate. If a Lender enters into any merger, de-merger or other reorganisation as a result of which all its rights or obligations vest in a successor, the Agent may, if it sees fit, by notice to the successor and the Borrower and the Security Trustee waive the need for the execution and delivery of a Transfer Certificate; and, upon service of the Agent’s notice, the successor shall become a Lender with the same Commitment and Contribution as were held by the predecessor Lender.

26.7	Effect of Transfer Certificate. A Transfer Certificate takes effect in accordance with English law as follows:

(a)	to the extent specified in the Transfer Certificate, all rights and interests (present, future or contingent) which the Transferor Lender has under or by virtue of the Finance Documents are assigned to the Transferee Lender absolutely;

(b)	the Transferor Lender’s Commitment is discharged to the extent specified in the Transfer Certificate;

(c)	the Transferee Lender becomes a Lender with a Contribution and a Commitment of an amount specified in the Transfer Certificate;

(d)	the Transferee Lender becomes bound by all the provisions of the Finance Documents which are applicable to the Lenders generally, including those about pro-rata sharing and the exclusion of liability on the part of, and the indemnification of, the Agent and the

Security Trustee and, to the extent that the Transferee Lender becomes bound by those provisions (other than those relating to exclusion of liability), the Transferor Lender ceases to be bound by them;

(e)	any part of the Loan which the Transferee Lender advances after the Transfer Certificate’s effective date ranks in point of priority and security in the same way as it would have ranked had it been advanced by the Transferor Lender;

(f)	the Transferee Lender becomes entitled to all the rights under the Finance Documents which are applicable to the Lenders generally, including but not limited to those relating to the Majority Lenders and those under Clause 5.7 and Clause 20, and to the extent that the Transferee Lender becomes entitled to such rights, the Transferor Lender ceases to be entitled to them; and

(g)	in respect of any breach of a warranty, undertaking, condition or other provision of a Finance Document or any misrepresentation made in or in connection with a Finance Document, the Transferee Lender shall be entitled to recover damages by reference to the loss incurred by it as a result of the breach or misrepresentation, irrespective of whether the original Lender would have incurred a loss of that kind or amount.

The rights and equities of the Borrower or any Security Party referred to above include, but are not limited to, any right of set off and any other kind of cross-claim.

26.8	Maintenance of register of Lenders. During the Security Period the Agent shall maintain a register in which it shall record the name, Commitment, Contribution and administrative details (including the lending office) from time to time of each Lender and the effective date (in accordance with Clause 26.4) of each Transfer Certificate; and the Agent shall make the register available for inspection by any Lender, the Security Trustee and the Borrower during normal banking hours, subject to receiving at least 3 Business Days prior notice.

26.9	Reliance on register of Lenders. The entries on that register shall, in the absence of manifest error, be conclusive in determining the identities of the Lenders and the amounts of their Commitments and Contributions and the effective dates of Transfer Certificates and may be relied upon by the Agent and the other parties to the Finance Documents for all purposes relating to the Finance Documents.

26.10	Authorisation of Agent to sign Transfer Certificates. The Borrower, the Security Trustee and each Lender and the Swap Bank irrevocably authorises the Agent to sign Transfer Certificates on its behalf.

26.11	Registration fee. In respect of any Transfer Certificate, the Agent shall be entitled to recover a registration fee of $1500 from the Transferor Lender or (at the Agent’s option) the Transferee Lender.

26.12	Sub-participation; subrogation assignment. A Lender may sub-participate all or any part of its rights and/or obligations under or in connection with the Finance Documents without the consent of, or any notice to, the Borrower, any Security Party, the Agent or the Security Trustee; and the Lenders may assign, in any manner and terms agreed by the Majority Lenders, the Agent and the Security Trustee, all or any part of those rights to an insurer or surety who has become subrogated to them.

26.13	Disclosure of information. A Lender may disclose to a potential Transferee Lender or sub-participant any information which the Lender has received in relation to the Borrower, any Security Party or their affairs under or in connection with any Finance Document, unless the information is clearly of a confidential nature or the Borrower otherwise agrees.

26.14	Change of lending office. A Lender may change its lending office by giving notice to the Agent and the change shall become effective on the later of:

(a)	the date on which the Agent receives the notice; and

(b)	the date, if any, specified in the notice as the date on which the change will come into effect.

26.15	Notification. On receiving such a notice, the Agent shall notify the Borrower and the Security Trustee; and, until the Agent receives such a notice, it shall be entitled to assume that a Lender is acting through the lending office of which the Agent last had notice.

26.16	Replacement of Reference Bank. If any Reference Bank ceases to be a Lender or is unable on a continuing basis to supply quotations for the purposes of Clause 5 then, unless the Borrower, the Agent and the Majority Lenders otherwise agree, the Agent, acting on the instructions of the Majority Lenders, and after consulting the Borrower, shall appoint another bank (whether or not a Lender) to be a replacement Reference Bank; and, when that appointment comes into effect, the first-mentioned Reference Bank’s appointment shall cease to be effective.

27	VARIATIONS AND WAIVERS

27.1	Variations, waivers etc. by Majority Lenders. Subject to Clause 27.2, a document shall be effective to vary, waive, suspend or limit any provision of a Finance Document, or any Creditor Party’s rights or remedies under such a provision or the general law, only if the document is signed, or specifically agreed to by fax or telex, by the Borrower, by the Agent on behalf and with the consent of the Majority Lenders, by the Agent and the Security Trustee in their own rights, and, if the document relates to a Finance Document to which a Security Party is party, by that Security Party.

27.2	Variations, waivers etc. requiring agreement of all Lenders. However, as regards the following, Clause 27.1 applies as if the words “by the Agent on behalf and with the consent of the Majority Lenders” were replaced by the words “by or on behalf and with the consent of every Lender”:

(a)	a change in the definition of the Margin or in the definition of LIBOR;

(b)	a change to the date for, or the amount of, any payment of principal, interest, fees, or other sum payable under this Agreement;

(c)	a change to any Lender’s Commitment;

(d)	an extension of the Availability Period;

(e)	a change to the definition of “Majority Lenders” or “Finance Documents”;

(f)	a change to the preamble or to Clause 2, 3, 4, 5.1, 8.1, 11, 12.4, 15, 17, 18, 19 or 30;

(g)	a change to this Clause 27;

(h)	any release of, or material variation to, a Security Interest, guarantee, indemnity or subordination arrangement set out in a Finance Document; and

(i)	any other change or matter as regards which this Agreement or another Finance Document expressly provides that each Lender’s consent is required.

27.3	Exclusion of other or implied variations. Except for a document which satisfies the requirements of Clauses 27.1 and 27.2, no document, and no act, course of conduct,

failure or neglect to act, delay or acquiescence on the part of the Creditor Parties or any of them (or any person acting on behalf of any of them) shall result in the Creditor Parties or any of them (or any person acting on behalf of any of them) being taken to have varied, waived, suspended or limited, or being precluded (permanently or temporarily) from enforcing, relying on or exercising:

(a)	a provision of this Agreement or another Finance Document; or

(b)	an Event of Default; or

(c)	a breach by the Borrower or a Security Party of an obligation under a Finance Document or the general law; or

(d)	any right or remedy conferred by any Finance Document or by the general law;

and there shall not be implied into any Finance Document any term or condition requiring any such provision to be enforced, or such right or remedy to be exercised, within a certain or reasonable time.

28	NOTICES

28.1	General. Unless otherwise specifically provided, any notice under or in connection with any Finance Document shall be given by letter or fax; and references in the Finance Documents to written notices, notices in writing and notices signed by particular persons shall be construed accordingly.

28.2	Addresses for communications. A notice shall be sent:

(a	)	to the Borrower:	Macedonia House 367 Syngrou Avenue 175 64 P. Faliro

Fax No: (3010) 948 0710

(b	)	to a Lender:	At the address below its name in Schedule 1 or (as the case may require) in the relevant Transfer Certificate.

(c	)	to the Agent,
		the Security Trustee and the Swap Bank:	Domshof 17 28195 Bremen Germany

Fax No: (49) 421 323 539

or to such other address as the relevant party may notify the Agent or, if the relevant party is the Agent or the Security Trustee, the Borrower, the Lenders, the Swap Bank and the Security Parties.

28.3	Effective date of notices. Subject to Clauses 28.4 and 28.5:

(a)	a notice which is delivered personally or posted shall be deemed to be served, and shall take effect, at the time when it is delivered;

(b)	a notice which is sent by fax shall be deemed to be served, and shall take effect, 2 hours after its transmission is completed.

28.4	Service outside business hours. However, if under Clause 28.3 a notice would be deemed to be served:

(a)	on a day which is not a business day in the place of receipt; or

(b)	on such a business day, but after 5 p.m. local time;

the notice shall (subject to Clause 28.5) be deemed to be served, and shall take effect, at 9 a.m. on the next day which is such a business day.

28.5	Illegible notices. Clauses 28.3 and 28.4 do not apply if the recipient of a notice notifies the sender within one hour after the time at which the notice would otherwise be deemed to be served that the notice has been received in a form which is illegible in a material respect.

28.6	Valid notices. A notice under or in connection with a Finance Document shall not be invalid by reason that the manner of serving it does not comply with the requirements of this Agreement or, where appropriate, any other Finance Document under which it is served if the failure to serve it in accordance with the requirements of this Agreement or other Finance Document, as the case may be, has not caused any party to suffer any significant loss or prejudice.

28.7	English language. Any notice under or in connection with a Finance Document shall be in English.

28.8	Meaning of “notice”. In this Clause “notice” includes any demand, consent, authorisation, approval, instruction, waiver or other communication.

29	SUPPLEMENTAL

29.1	Rights cumulative, non-exclusive. The rights and remedies which the Finance Documents give to each Creditor Party are:

(a)	cumulative;

(b)	may be exercised as often as appears expedient; and

(c)	shall not, unless a Finance Document explicitly and specifically states so, be taken to exclude or limit any right or remedy conferred by any law.

29.2	Severability of provisions. If any provision of a Finance Document is or subsequently becomes void, unenforceable or illegal, that shall not affect the validity, enforceability or legality of the other provisions of that Finance Document or of the provisions of any other Finance Document.

29.3	Counterparts. A Finance Document may be executed in any number of counterparts.

29.4	Third party rights. A person who is not a party to this Agreement has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce or to enjoy the benefit of any term of this Agreement.

30	LAW AND JURISDICTION

30.1	English law. This Agreement shall be governed by, and construed in accordance with, English law.

30.2	Exclusive English jurisdiction. Subject to Clause 30.3, the courts of England shall have exclusive jurisdiction to settle any disputes which may arise out of or in connection with this Agreement.

30.3	Choice of forum for the exclusive benefit of the Creditor Parties. Clause 30.2 is for the exclusive benefit of the Creditor Parties, each of which reserves the right:

(a)	to commence proceedings in relation to any matter which arises out of or in connection with this Agreement in the courts of any country other than England and which have or claim jurisdiction to that matter; and

(b)	to commence such proceedings in the courts of any such country or countries concurrently with or in addition to proceedings in England or without commencing proceedings in England.

The Borrower shall not commence any proceedings in any country other than England in relation to a matter which arises out of or in connection with this Agreement.

30.4	Process agent. The Borrower irrevocably appoints HFW Nominees Limited at its registered office for the time being, presently at Marlow House, Lloyds Avenue, London EC3, to act as its agent to receive and accept on its behalf any process or other document relating to any proceedings in the English courts which are connected with this Agreement.

30.5	Creditor Party rights unaffected. Nothing in this Clause 30 shall exclude or limit any right which any Creditor Party may have (whether under the law of any country, an international convention or otherwise) with regard to the bringing of proceedings, the service of process, the recognition or enforcement of a judgment or any similar or related matter in any jurisdiction.

30.6	Meaning of “proceedings”. In this Clause 30, “proceedings” means proceedings of any kind, including an application for a provisional or protective measure.

AS WITNESS the hands of the duly authorised officers or attorneys of the parties the day and year first before written.

SCHEDULE 1

LENDERS AND COMMITMENTS

Lender and Lending Office	Commitment (US Dollars)
Deutsche Schiffsbank AG Domshof 17 D-28195 Bremen Germany	64,500,000

Fax No: (42) 1 32 35 39

Hamburgische Landesbank Girozentrale Gerhart – Haumptmann-Platz 50 20095 Hamburg Germany	64,500,000

Fax No: 40 3333 3048

SCHEDULE 2

DRAWDOWN NOTICE

To:	Deutsche Schiffsbank AG Domshof 17 28195 Bremen Germany

Attention: Shipping

[•] 200[2]

DRAWDOWN NOTICE

1.	We refer to the loan agreement (the “Loan Agreement”) dated [•] 2002 and made between ourselves, as Borrower, the Lenders referred to therein, and yourselves as Agent and as Security Trustee in connection with a facility of up to US$129,000,000. Terms defined in the Loan Agreement have their defined meanings when used in this Drawdown Notice.

2.	We request to borrow an Advance as follows:

(a)	Amount: US$[•];

(b)	Drawdown Date: [•];

(c)	Duration of the first Interest Period shall be [•] months;

(d)	Payment instructions : account [in our name] [in the name of [Builder]] and numbered [•] with [•] of [•];

(e)	the purpose of the Advance is [•].

3.	We represent and warrant that:

(a)	the representations and warranties in Clause 10 of the Loan Agreement and in the other Finance Documents would remain true and not misleading if repeated on the date of this notice with reference to the circumstances now existing;

(b)	no Event of Default or Potential Event of Default has occurred or will result from the borrowing of the Advance.

4.	This notice cannot be revoked without the prior consent of the Majority Lenders.

[Name of Signatory]

----------------------------------

Director

for and on behalf of

Tsakos Energy Navigation Limited

SCHEDULE 3

CONDITION PRECEDENT DOCUMENTS

PART A

The following are the documents referred to in Clause 9.1(a) required before service of the first Drawdown Notice.

1	A duly executed original of:

(a)	this Agreement;

(b)	the Agency and Trust Agreement;

(c)	the Guarantees; and

(d)	the Master Agreement Assignment.

2	Copies of the certificate of incorporation and constitutional documents of the Borrower and each Owner.

3	Copies of resolutions of directors of the Borrower and each Owner authorising the execution of each of the Finance Documents to which the Borrower or that Owner is a party.

4	The original of any power of attorney under which any Finance Document is executed on behalf of the Borrower or an Owner.

5	Copies of all consents which the Borrower or any Owner requires to enter into, or make any payment under, any Finance Document.

6	A certified complete copy of each Shipbuilding Contract.

7	Documentary evidence that the agent for service of process named in Clause 30.4 has accepted its appointment.

8	If the Agent so requires, in respect of any of the documents referred to above, a certified English translation prepared by a translator approved by the Agent.

PART B

The following are the documents, in relation to the relevant Ship, referred to in Clause 9.1(b) required before the Drawdown Date of the relevant Advance:

1	Evidence of the purchase price of the relevant Ship together with valuations establishing its market value and the market value of any other Ship already delivered.

2	Evidence, satisfactory to the Agent, that arrangements have been made with the relevant Builder (and that Builder’s bank) to protect the Lenders’ right to repayment of the relevant Advance between the relevant Drawdown Date and the date of delivery of the relevant Ship under the relevant Shipbuilding Contract.

3	A duly executed original of the relevant Mortgage, General Assignment and Reinsurances Assignment (and of each document required to be delivered by each of them).

4	Documentary evidence that on the delivery of the relevant Ship to the relevant Owner pursuant to the relevant Shipbuilding Contract

(a)	it will have been unconditionally delivered by the relevant Builder to, and accepted by, the relevant Owner under the relevant Shipbuilding Contract, and the full purchase price payable under the relevant Shipbuilding Contract will have been duly paid;

(b)	it will be definitively and permanently registered in the name of the relevant Owner under Greek flag at the Port of Piraeus;

(c)	it will be in the absolute and unencumbered ownership of the relevant Owner save as contemplated by the Finance Documents;

(d)	it will maintain the highest class with a classification society acceptable to the Agent free of all recommendations and qualifications of such classification society;

(e)	the Mortgage will be duly registered against it as a valid first preferred Greek ship mortgage in accordance with the laws of Greece; and

(f)	it will be insured in accordance with the provisions of this Agreement and all requirements therein in respect of insurances have been complied with.

5	At the cost of the Borrower, a satisfactory valuation of the Ship prepared by an Approved Broker appointed by the Agent dated no earlier than 15 days prior to the relevant Drawdown Date.

6	Documents establishing that the relevant Ship will, as from the relevant Drawdown Date, be managed by the Approved Manager on terms acceptable to the Lenders, together with a letter of undertaking executed by the Approved Manager in favour of the Security Trustee in the terms required by the Agent agreeing certain matters in relation to the management of the relevant Ship and subordinating the rights of the Approved Manager against the relevant Ship and the Owner of it (to the extent they exceed $200,000 in aggregate) to the rights of the Creditor Parties under the Finance Documents.

7	Copies of the applicable DOC and the SMC.

8	In relation to the relevant Ship and its Owner, favourable legal opinions from lawyers appointed by the Agent on such matters concerning the laws of Greece and Liberia and such other relevant jurisdictions as the Agent may require.

SCHEDULE 4

TRANSFER CERTIFICATE

The Transferor and the Transferee accept exclusive responsibility for ensuring that this Certificate and the transaction to which it relates comply with all legal and regulatory requirements applicable to them respectively.

To:	DEUTSCHE SCHIFFSBANK AKTIENGESELLSCHAFT for itself and for and on behalf of the Borrower, each Security Party, the Security Trustee and each Lender and the Swap Bank, as defined in the Loan Agreement referred to below.

[            ], 200[2]

1.	This Certificate relates to a Loan Agreement (as from time to time supplemented or amended, the “Agreement”) dated [•] 2002 and made between (1) Tsakos Energy Navigation Limited (the “Borrower”), (2) the banks and financial institutions listed in Schedule 1 as Lenders, (3) Deutsche Schiffsbank Aktiengesellschaft as Swap Bank, (4) Deutsche Schiffsbank A.G. and Hamburgische Landesbank Girozentrale as Arrangers and (5) Deutsche Schiffsbank Aktiengesellschaft as Agent and Security Trustee for a loan facility of up to $129,000,000.

2.	In this Certificate, terms defined in the Agreement shall, unless the contrary intention appears, have the same meanings when used in this Certificate and in addition:

“Relevant Parties” means the Agent, the Arrangers, the Borrower, each Security Party, the Security Trustee and each Lender;

“Transferor” means [full name] of [lending office];

“Transferee” means [full name] of [lending office].

3.	The effective date of this Certificate is [•], provided that this Certificate shall not come into effect unless it is signed by the Agent on or before that date.

4.	The Transferor assigns to the Transferee absolutely and without recourse all rights and interests (present, future or contingent) which the Transferor has as Lender under or by virtue of the Agreement and every other Finance Document in relation to [•] per cent. of its Contribution, which amounts to $[•].

5.	By virtue of this Certificate and Clause 26 of the Agreement, the Transferor is discharged [entirely from its Commitment which amounts to $[•]] [from [•] per cent. of its Commitment, which percentage represents $[•] and the Transferee acquires a Commitment of $[•].

6.	The Transferee undertakes with the Transferor and each of the Relevant Parties that the Transferee will observe and perform all the obligations under the Finance Documents which Clause 26 of the Agreement provides will become binding on it upon this Certificate taking effect.

7.	The Agent, at the request of the Transferee (which request is hereby made) accepts, for the Agent itself and for and on behalf of every other Relevant Party, this Certificate as a Transfer Certificate taking effect in accordance with Clause 26 of the Agreement.

8.	The Transferor:

(a)	warrants to the Transferee and each Relevant Party:

(i)	that the Transferor has full capacity to enter into this transaction and has taken all corporate action and obtained all consents which it needs in connection with this transaction; and

(ii)	that this Certificate is valid and binding as regards the Transferor;

(b)	warrants to the Transferee that the Transferor is absolutely entitled, free of encumbrances, to all the rights and interests covered by the assignment in paragraph 4 above; and

(c)	undertakes with the Transferee that the Transferor will, at its own expense, execute any documents which the Transferee reasonably requests for perfecting in any relevant jurisdiction the Transferee’s title under this Certificate or for a similar purpose.

9.	The Transferee:

(a)	confirms that it has received a copy of the Agreement and of each other Finance Document ;

(b)	agrees that it will have no rights of recourse on any ground against either the Transferor, the Agent, the Security Trustee, any of the Arrangers, any Lender or the Swap Bank in the event that:

(i)	any Finance Document proves to be invalid or ineffective;

(ii)	the Borrower or any Security Party fails to observe or perform its obligations, or to discharge its liabilities, under any Finance Document; or

(iii)	it proves impossible to realise any asset covered by a Security Interest created by a Finance Document or the proceeds of such assets are insufficient to discharge the liabilities of the Borrower or any Security Party under the Finance Documents;

(c)	agrees that it will have no rights of recourse on any ground against the Agent, the Security Trustee, the Arrangers, any Lender or the Swap Bank in the event that this Certificate proves to be invalid or ineffective;

(d)	warrants to the Transferor and each Relevant Party:

(i)	that it has full capacity to enter into this transaction and has taken all corporate action and obtained all consents which it needs to take or obtain in connection with this transaction; and

(ii)	that this Certificate is valid and binding as regards the Transferee; and

(e)	confirms the accuracy of the administrative details set out below regarding the Transferee.

10.	The Transferor and the Transferee each undertake with the Agent and the Security Trustee severally, on demand, fully to indemnify the Agent and/or the Security Trustee in respect of any claim, proceeding, liability or expense (including all legal expenses) which they or either of them may incur in connection with this Certificate or any matter arising out of it, except such as are shown to have been mainly and directly caused by the gross and culpable negligence or dishonesty of the Agent’s or the Security Trustee’s own officers or employees.

11.	The Transferee shall repay to the Transferor on demand so much of any sum paid by the Transferor under paragraph 10 above as exceeds one-half of the amount demanded by the Agent or the Security Trustee in respect of a claim, proceeding, liability or expense which was not reasonably foreseeable at the date of this Certificate; but nothing in this paragraph shall affect the liability of each of the Transferor and the Transferee to the Agent or the Security Trustee for the full amount demanded by it.

12.	This Certificate shall be governed by, and construed in accordance with, English law.

[Name of Transferor]	[Name of Transferee]

By:	By:

Date:	Date:

Agent

Signed for itself and for and on behalf of itself

as Agent and for every other Relevant Party

[Name of Agent]

By:

Date:

Administrative Details of Transferee

Name of Transferee:

Lending Office:

Contact Person

(Loan Administration Department):

Telephone:

Telex:

Fax:

Contact Person

(Credit Administration Department):

Telephone:

Telex:

Fax:

Account for payments:

NOTE:	THIS TRANSFER CERTIFICATE ALONE MAY NOT BE SUFFICIENT TO TRANSFER A PROPORTIONATE SHARE OF THE TRANSFEROR’S INTEREST IN THE SECURITY CONSTITUTED BY THE FINANCE DOCUMENTS IN THE TRANSFEROR’S OR TRANSFEREE’S JURISDICTION OR IN THE JURISDICTION OF THE LAW WHICH GOVERNS A PARTICULAR SECURITY INTEREST. IT IS THE RESPONSIBILITY OF EACH LENDER TO ASCERTAIN WHETHER ANY OTHER DOCUMENTS ARE REQUIRED FOR THIS PURPOSE.

SCHEDULE 5

REDUCTION OF TOTAL COMMITMENTS

Part 1

	Repayment Date	Amount of Reduction	Total Commitments
	(months after date of the Agreement)	($)	($)

1.	30 June 2003	3,910,000	125,090,000
2.	31 December 2003	3,910,000	121,180,000
3.	30 June 2004	3,910,000	117,270,000
4.	31 December 2004	3,910,000	113,360,000
5.	30 June 2005	3,910,000	109,450,000
6.	31 December 2005	3,910,000	105,540,000
7.	30 June 2006	3,910,000	101,630,000
8.	31 December 2006	3,910,000	97,720,000
9.	30 June 2007	3,910,000	93,810,000
10.	31 December 2007	3,910,000	89,900,000
11.	30 June 2008	3,910,000	85,990,000
12.	31 December 2008	3,910,000	82,080,000
13.	30 June 2009	3,910,000	78,170,000
14.	31 December 2009	3,910,000	74,260,000
15.	30 June 2010	3,910,000	70,350,000
16.	31 December 2010	3,910,000	66,440,000
17.	30 June 2011	3,910,000	62,530,000
18.	31 December 2011	3,910,000	58,620,000
19.	30 June 2012	3,910,000	54,710,000
20.	31 December 2012	54,710,000	Nil

SCHEDULE 6

DESIGNATION NOTICE

[Agent]

[date]

Dear Sirs

Loan Agreement dated [•] 2000 made between (i) ourselves as Borrower, (ii) the Lenders, (iii) the Swap Bank, (iv) and (v) yourselves as Agent and Security Trustee (the “Loan Agreement”).

We refer to:

1.	The Loan Agreement;

2.	the Master Agreement; and

3.	a Confirmation delivered pursuant to the said Master Agreement dated [•].

In accordance with the terms of the Loan Agreement, we hereby give you notice of the said Confirmation and hereby confirm that the Transaction evidenced by it will be designated as a “Designated Transaction” for the purposes of the Loan Agreement and the Finance Documents.

Yours faithfully,

[Name of Borrower]

EXECUTION PAGE

THE BORROWER

SIGNED by	)
)
for and on behalf of	)	/s/ Jonathan Campbell
TSAKOS ENERGY	)
NAVIGATION LIMITED	)

THE LENDERS

SIGNED by	)
)
for and on behalf of	)	/s/ Alison M. Lescure
DEUTSCHE SCHIFFSBANK	)
AKTIENGESELLSCHAFT	)

SIGNED by	)
)
for and on behalf of	)
HAMBURGISCHE LANDESBANK	)
GIROZENTRALE	)

THE SWAP BANK

SIGNED by	)
)
for and on behalf of	)
DEUTSCHE SCHIFFSBANK	)
AKTIENGESELLSCHAFT	)

THE AGENT AND THE SECURITY TRUSTEE

SIGNED by	)
)
for and on behalf of	)
DEUTSCHE SCHIFFSBANK	)
AKTIENGESELLSCHAFT	)
)

THE ARRANGERS

SIGNED by	)
)
for and on behalf of	)
DEUTSCHE SCHIFFSBANK	)
AKTIENGESELLSCHAFT	)

SIGNED by	)
)
for and on behalf of	)
HAMBURGISCHE LANDESBANK	)
GIROZENTRALE	)

Witness to the above	)
signatures:	)

Name:

Address: